UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Kraft Heinz Company

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THE KRAFT HEINZ COMPANY

ONE PPG PLACE

PITTSBURGH, PENNSYLVANIA 15222

March 3, 2016

Dear Fellow Stockholders:

I am pleased to invite you to our 2016 Annual Meeting of Stockholders on Thursday, April 21, 2016 at 11:00 a.m. EDT at the Offices of Reed Smith LLP located at 225 Fifth Ave., Pittsburgh, PA 15222.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement provide details about the meeting, including instructions on registering ahead of time in order to attend the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote in person at the Annual Meeting.

On behalf of the Board of Directors and management of The Kraft Heinz Company, thank you for your commitment to The Kraft Heinz Company.

Sincerely,

Alexandre Behring

Chairman of the Board

THE KRAFT HEINZ COMPANY

One PPG Place

Pittsburgh, Pennsylvania 15222

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	11:00 a.m. EDT on Thursday, April 21, 2016.

PLACE:	Offices of Reed Smith LLP

225 Fifth Ave.,

Pittsburgh, PA 15222

ITEMS OF BUSINESS:	(1)	To elect all director nominees named in the Proxy Statement to one-year terms expiring in 2017;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To hold an advisory vote on the frequency of an executive compensation vote;

(4)	To approve The Kraft Heinz Company 2016 Omnibus Incentive Plan;

(5)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2016; and

(6)	To transact any other business properly presented at the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on February 22, 2016.

WHO MAY ATTEND:	If you would like to attend the Annual Meeting, you must be a stockholder on the record date and obtain an admission ticket in advance. For details on attending the Annual Meeting, see Question 19 on page 53 of the Proxy Statement.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about March 3, 2016. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended January 3, 2016 and the proxy card on or about March 3, 2016.

March 3, 2016
James J. Savina Senior Vice President, Global General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2016

The Kraft Heinz Company’s Proxy Statement and Annual Report on Form 10-K

are available at https://materials.proxyvote.com/500754

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

Time and Date	11:00 a.m. EDT on Tuesday, April 21, 2016

Place	Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222

Record Date	February 22, 2016

Voting	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”).

Admission	If you plan to attend the meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance as described in Question 19 on page 53 of this Proxy Statement. As space is limited, it is mandatory that you obtain a ticket in advance.

VOTING PROPOSALS AND BOARD RECOMMENDATION

Proposal		Board Recommendation	Page Reference

Proposal 1 –	Election of Directors	For all nominees	3

Proposal 2 –	Advisory Vote to Approve Executive Compensation	For	10

Proposal 3 –	Advisory Vote on the Frequency of an Executive Compensation Vote	For “1 Year”	10

Proposal 4 –	Approval of The Kraft Heinz Company 2016 Omnibus Incentive Plan	For	11

Proposal 5 –	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors for 2016	For	18

BOARD OF DIRECTORS

The table below provides summary information about each director nominee as of February 22, 2016.

Name	Age	Director Since	Occupation and Experience	Independent	Audit	Comp	Gov	Ops & Strat

Gregory E. Abel	53	2013	Chairman, Chief Executive Officer and President, Berkshire Hathaway Energy	Yes				X

Alexandre Behring (Chairman)	49	2013	Founding Partner, Managing Partner and Board Member, 3G Capital	Yes		Chair	Chair	X

Warren E. Buffett	85	2013	Chairman and Chief Executive Officer, Berkshire Hathaway Inc.	Yes

John T. Cahill (Vice Chairman)	58	2015	Former Chairman and Chief Executive Officer, Kraft Foods Group, Inc.	No				Chair

Tracy Britt Cool	31	2013	Chief Executive Officer, The Pampered Chef	Yes

Jeanne P. Jackson	64	2015	President, Product and Merchandising, NIKE, Inc.	Yes	X		X

Jorge Paulo Lemann	76	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X

Mackey J. McDonald	69	2015	Senior Advisor, Crestview Partners	Yes	X	X

John C. Pope	66	2015	Chairman, PFI Group, LLC	Yes	Chair		X

Marcel Herrmann Telles	65	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X

EXECUTIVE COMPENSATION SUMMARY

Consistent with the provisions of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related U.S. Securities and Exchange Commission (“SEC”) rules, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” (the “CD&A”) beginning on page 35). This “say-on-pay” vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this Proxy Statement.

The Board of Directors of The Kraft Heinz Company (“Kraft Heinz,” “we” or “us”), primarily through the Compensation Committee, spends considerable effort defining and overseeing Kraft Heinz’s executive compensation program. Our compensation program is based on a pay-for-performance philosophy and designed to accomplish the following goals:

•	Reward superior financial and operational performance;
•	Place a significant portion of compensation at risk if performance goals are not achieved;
•	Align the interests of the Named Executive Officers with those of our stockholders; and
•	Enable us to attract, retain and motivate top talent.

As described in further detail in the CD&A below, consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of the compensation of each Named Executive Officer to company and individual performance and the growth in the value of Kraft Heinz. Please read the CD&A beginning on page 35 and “Executive Compensation Tables” beginning on page 41 for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2015 compensation.

FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules also enable our stockholders to indicate how frequently they want to vote on the compensation of our Named Executive Officers. We ask that our stockholders cast an advisory (non-binding) vote on how frequently we should have such votes in the future. Our Board recommends that stockholders vote to annually approve, on an advisory basis, the compensation of our Named Executive Officers.

APPROVAL OF THE KRAFT HEINZ COMPANY 2016 OMNIBUS INCENTIVE PLAN

We are asking our stockholders to approve The Kraft Heinz Company 2016 Omnibus Incentive Plan, which was adopted by our Board in February 2016 and we believe furthers our pay-for-performance philosophy and executive compensation goals described above.

AUDITORS

As a matter of good governance, we are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending January 1, 2017.

COMPANY PROPOSALS

PROPOSAL 1. ELECTION OF DIRECTORS

Director Nomination and Qualification

Prior to July 2, 2015, primarily all of our common stock was owned by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Global Food Holdings, LP (“3G Global Food Holdings”, and together with its affiliates, “3G Capital”) following their acquisition of H.J. Heinz Company on June 7, 2013. On July 2, 2015, through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company and all outstanding shares of Kraft common stock (other than deferred shares and restricted shares) were converted into the right to receive, on a one-for-one basis, shares of Kraft Heinz common stock. Following the 2015 Merger, we became a public company listed on The NASDAQ Global Select Market (“NASDAQ”). Berkshire Hathaway and 3G Capital continue to hold a majority of our outstanding shares. See “Ownership of Equity Securities” for further information about their respective stock ownership.

In connection with the 2015 Merger, Kraft and Heinz agreed on the selection of directors to serve on the initial Board of Directors of Kraft Heinz (the “Board” or the “Board of Directors”) upon the closing of the 2015 Merger as follows:

•	Messrs. Behring, Lemann and Telles (each of whom was selected by 3G Global Food Holdings);

•	Messrs. Abel and Buffett and Ms. Cool (each of whom was selected by Berkshire Hathaway); and

•	Messrs. Cahill, Cox, McDonald and Pope and Ms. Jackson (each of whom was selected by Kraft).

The parties to the 2015 Merger also agreed that Mr. Behring would serve as Chairman and Mr. Cahill as Vice Chairman of the Board of Directors.

There were no other agreements between Kraft and Heinz regarding the selection of directors of Kraft Heinz following the merger. Upon the closing of the 2015 Merger, 3G Capital and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and their affiliates will vote the shares of Kraft Heinz common stock held by them with respect to supporting certain directors who are nominated by the Board and designated for support by either 3G Global Food Holdings or Berkshire Hathaway. See “Certain Relationships and Transactions with Related Persons —Shareholders’ Agreement” for further information.

The Nominating and Corporate Governance Committee (the “Governance Committee”) of our Board of Directors is responsible for identifying, evaluating and recommending to the Board nominees for election at the Annual Meeting. The Governance Committee relies on nominee suggestions from the directors, stockholders, management and others. From time to time, the Governance Committee may retain executive search and board advisory firms to assist in identifying and evaluating potential nominees. The Governance Committee believes that the current size and composition of the Board is appropriate, giving us the combined expertise of former officers or directors from each of Kraft and Heinz, as well as a diverse set of perspectives around the boardroom. Our current Board of Directors is also appropriately sized to allow effective committee organization and to facilitate efficient meetings and decision-making. In February 2016, the Governance Committee recommended and the Board nominated each director for re-election to the Board of Directors.

On February 11, 2016, Kevin Cox informed us that he will not stand for re-election due to other commitments and will step down from the Board at the time of the Annual Meeting. As of the date of this Proxy Statement, the Governance Committee is identifying and evaluating potential candidates to fill the vacancy created by Mr. Cox’s decision to not stand for re-election. Upon completion of the evaluation and nomination process described above, the Governance Committee expects to recommend a candidate to the full Board for consideration to fill this vacancy.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These factors include: the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s business environment; understanding of Kraft Heinz’s businesses and markets; professional expertise and background; and other factors that promote diversity of views and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Heinz responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.

Diversity

The Guidelines provide that the Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Governance Committee believes that diversity offers a significant benefit to the Board and Kraft Heinz, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including manufacturing, marketing, technology, finance and accounting. As shown below under “ — Individual Skills and Experience,” the director nominees have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers.

Individual Skills and Experience

When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to the general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole. The Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee conducts an annual evaluation of the Board to assess the experience, skills, qualifications, diversity and contributions of each individual and of the Board as a whole.

The Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•

significant operating experience as current or former executives, which provides directors with specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•	consumer products and retail industry knowledge, which is vital in understanding and reviewing our strategy;

•

leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•

accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•

product development and marketing experience in complementary industries, which contributes to our identification and development of food and beverage products and implementation of marketing strategies that will improve our performance; and

•

public company board and corporate governance experience at large, publicly traded global companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholder interests.

The following table highlights each director nominee’s specific skills, knowledge and experiences. A particular director may possess additional skills, knowledge or experience even though they are not indicated below.

Director	Operating	Industry	Leadership	Accounting and Financial	Product Development and Marketing	Public Company Board/ Corporate Governance
Alexandre Behring (Chairman)	Ö	Ö	Ö	Ö		Ö
John T. Cahill (Vice Chairman)	Ö	Ö	Ö	Ö	Ö	Ö
Gregory E. Abel	Ö		Ö	Ö
Warren E. Buffett	Ö	Ö	Ö	Ö		Ö
Tracy Britt Cool	Ö	Ö	Ö		Ö
Jeanne P. Jackson	Ö	Ö	Ö	Ö	Ö	Ö
Jorge Paulo Lemann	Ö	Ö	Ö	Ö	Ö	Ö
Mackey J. McDonald	Ö	Ö	Ö		Ö	Ö
John C. Pope	Ö		Ö	Ö	Ö	Ö
Marcel Herrmann Telles	Ö	Ö	Ö	Ö	Ö	Ö

The Board believes that all the director nominees are highly qualified. As the table above and biographies below show, the director nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group, they represent diverse views, experiences and backgrounds. All director nominees satisfy the criteria set forth in our Guidelines and possess the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success.

The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. All directors are standing for election as directors to hold office for a one-year term expiring at the 2017 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of February 22, 2016, including information about the director’s professional experience, public company directorships held and qualifications.

The persons named as proxies in the proxy card or electronic voting form will vote the shares represented by the proxy card or electronic voting form FOR or AGAINST the director nominees or ABSTAIN from voting, as instructed in the proxy card or electronic voting form. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH NOMINEE.

Gregory E. Abel

Age: 53

Mr. Abel has served on our Board since June 2013. Mr. Abel has served on the Berkshire Hathaway Energy Board (since 2000), and has served as Chairman (since 2011), Chief Executive Officer (since 2008) and President (since 1998). Berkshire Hathaway Energy is an electric and natural gas service provider with more than 11.5 million customers worldwide. The Berkshire Hathaway Energy energy-related businesses include AltaLink, L.P., BHE Pipeline Group, BHE Renewables, BHE U.S. Transmission, HomeServices of America, Inc., MidAmerican Energy Company, Northern Powergrid Holdings Company, NV Energy, Inc. and PacifiCorp. Mr. Abel serves as Chairman and Chief Executive Officer of PacifiCorp; as Chairman and Director of Northern Natural Gas Company, Northern Powergrid Holdings Company and NV Energy, Inc., and as Director of AltaLink Management Ltd. and HomeServices of America, Inc.

Mr. Abel currently serves on the board and executive committee of the Edison Electric Institute. He also serves as a director on the AEGIS Insurance Services, Inc., Kum & Go, L.C. and Nuclear Electric Insurance Limited board of directors.

Mr. Abel has experience as a chief executive officer and director of multiple energy companies. Due to his service as a director in a highly-regulated industry and his management experience, he provides the Board with strong regulatory and operational skills.

Alexandre Behring (Chairman)

Age: 49

Mr. Behring has served on our Board as Chairman since June 2013. Mr. Behring is a Founding Partner and has been Managing Partner and a Board Member of 3G Capital, a global investment firm, since 2004. He also serves as the Executive Chairman of the Board of Restaurant Brands International Inc., the parent company of Burger King and Tim Hortons, quick service restaurant companies, since October 2014, and as a director of Anheuser-Busch Inbev, a global brewer, since April 2014.

Previously, Mr. Behring spent 10 years at GP Investments, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), Latin America’s largest railroad and logistics company. He served as a director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company.

Mr. Behring’s extensive leadership experience in developing and operating both public and private companies brings an important perspective and ability to lead and motivate. Mr. Behring’s particular qualifications and operational, financial, logistics and strategic skills strengthen the Board’s collective knowledge and capabilities.

Warren E. Buffett

Age: 85

Mr. Buffett has served on our Board since June 2013. Mr. Buffett has served as the Chairman and Chief Executive Officer of Berkshire Hathaway, a diversified holding company, since 1970.

Mr. Buffett brings over 43 years of experience as Chairman and Chief Executive Officer of publicly traded and private companies, providing the Board with a strong background in finance, investing and other complex subjects. His extensive experience in investing and building companies provides the Board with strong leadership and an investor’s perspective. Mr. Buffett has significant investment experience, including the evaluation of strategic opportunities and challenges of Kraft Heinz’s business and our competitive and financial position, as well as experience in public and private company financial reporting practices.

Mr. Buffett has pledged all of his Berkshire Hathaway shares, representing 99% of his net worth, to philanthropic endeavors.

John T. Cahill

Age: 58

Mr. Cahill has served on our Board as Vice Chairman since July 2, 2015, prior to which he served as Chairman and Chief Executive Officer of Kraft since December 28, 2014. Mr. Cahill previously served as Kraft’s non-executive Chairman from March 8, 2014 to December 2014. Prior to that, he served as Kraft’s Executive Chairman since October 1, 2012. Mr. Cahill joined Mondelēz International, Inc. (“Mondelēz International”), a food and beverage company and Kraft’s former parent, on January 2, 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until the spin-off of Kraft from Mondelēz International in October 2012. Prior to that, he served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. He currently serves as lead independent director of American Airlines Group and is also a director at Colgate-Palmolive Company and a former director of Kraft and Legg Mason, Inc.

Mr. Cahill has extensive experience in the food and beverage industry, having served as Chairman and Chief Executive Officer of Kraft and in various key roles at other food and beverage companies. Mr. Cahill brings leadership, operating, marketing and product development experience, as well as insight into accounting and financial subjects.

Tracy Britt Cool

Age: 31

Ms. Cool has served on our Board since June 2013. Ms. Cool has served as Chief Executive Officer of The Pampered Chef, a direct seller of high-quality cooking tools, since November 2014. Ms. Cool joined Berkshire Hathaway, The Pampered Chef’s parent company, in December 2009 as Financial Assistant to the Chairman. Ms. Cool is currently the Chairman of Benjamin Moore & Co., a leading manufacturer and retailer of paints and architectural coatings (since June 2012), Chairman of Larson-Juhl, a manufacturer and distributor of wood and metal framing products (since January 2012), Chairman of Oriental Trading Company, a direct merchant of party suppliers, arts and crafts, toys and novelties (since November 2012), and Chairman of Johns Manville, a manufacturer of commercial and industrial roofing systems, fire-protection systems, thermal and acoustical insulation, glass textile wall coverings and flooring (since November 2012).

Ms. Cool has experience as chairman of several Berkshire Hathaway subsidiaries, as well as insight into financial, investment and other complex subjects.

Jeanne P. Jackson

Age: 64

Ms. Jackson has served on our Board since July 2, 2015 and previously served on the Kraft board of directors from October 2012 to July 2, 2015. Ms. Jackson has served as President, Product and Merchandising of NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories, since July 1, 2013. She previously served as President, Direct to Consumer at NIKE, Inc. from 2009 until July 2013. Prior to that, she founded and served as the Chief Executive Officer of MSP Capital, a private investment company, from 2002 to 2009 and as Chief Executive Officer of Walmart.com, a private eCommerce enterprise, from 2000 to 2002. Ms. Jackson currently serves as a director of McDonald’s Corporation and was formerly a director of Kraft and Motorola Mobility Holdings, Inc. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret, Saks Fifth Avenue and Federated Department Stores, Inc., all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company, a mass media company.

Ms. Jackson brings leadership, operating and marketing experience as a result of her experience as a current and former senior executive with several major consumer retailers. Having supervised principal financial officers and served on audit committees of several public companies, Ms. Jackson also has knowledge of accounting and financial subjects.

Jorge Paulo Lemann

Age: 76

Mr. Lemann has served on our Board since June 2013. Mr. Lemann is a Founding Partner and has been a Board Member of 3G Capital since 2004 and a Director of Anheuser-Busch InBev since 2004. Mr. Lemann founded and was Senior Partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 through June 1998. He was also Chairman of the Latin American Advisory Committee of the New York Stock Exchange. Mr. Lemann has been a member of JP Morgan International Council since 2012.

Mr. Lemann has experience as a director of a consumer products company and has strong international experience in the beverage industry. He also has broad knowledge of strategy, financial, investing and business development.

Mackey J. McDonald

Age: 69

Mr. McDonald has served on our Board since July 2, 2015 and previously served on the Kraft board of directors from October 2012 to July 2, 2015. Mr. McDonald has served as a Senior Advisor to Crestview Partners, a private equity firm, since 2008. Prior to that, he served at VF Corporation, an apparel manufacturer, as Chief Executive Officer from 1996 to 2008 and as President from 1993 to 1996. Mr. McDonald also served at VF Corporation as a director from 1993 to 1998 and as Chairman of the Board from 1998 to 2008. Mr. McDonald currently serves as a director of Hyatt Hotels Corporation and was formerly a director of Kraft, Mondelēz International and Wells Fargo & Company.

As a former president and chief executive officer of a global consumer products company, Mr. McDonald brings industry knowledge as well as leadership and operating experience.

John C. Pope

Age: 66

Mr. Pope has served on our Board since July 2, 2015 and previously served on the Kraft board of directors from August 2012 to July 2, 2015. Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm, since 1994. Mr. Pope also serves as Chairman of the Board of R.R. Donnelley and Sons Co., a printing company, since May 2014 and as a director of Talgo S.A., a railcar manufacturer, since March 2015. From November 2004 to December 2011, he served as Chairman of the Board of Waste Management, Inc., a provider of comprehensive waste management services. Mr. Pope also served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities at United Airlines, a U.S.-based airline, and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance. Mr. Pope is Chairman of the Board of R.R. Donnelley and Sons Co. and a director of Talgo S.A. and Waste Management, Inc. Mr. Pope was formerly a director of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., Kraft, Mondelēz International and Navistar International Corporation.

Mr. Pope has served as Chairman of a financial management firm and in several key leadership roles at a global company, including as Chief Financial Officer. Combined with his experience as an audit committee member of several public companies, Mr. Pope brings accounting and financial expertise, as well as leadership, operating and marketing experience.

Marcel Herrmann Telles

Age: 65

Mr. Telles has served on our Board since June 2013. Mr. Telles is a Founding Partner and has been a Board Member of 3G Capital since 2004 and a Director of Anheuser-Busch InBev since 2004. He has also served as a Director of AmBev, a subsidiary of Anheuser-Busch InBev since 2000, and as Chief Executive Officer of Companhia Cervejaria Brahma (which became AmBev in 2002) from 1989 to 1999. Mr. Telles was formerly a director of Lojas Americanas S.A. and Burger King Worldwide Holdings, Inc. and served as an advisory board member of ITAU-UNIBANCO.

Mr. Telles has experience as a chief executive officer of a consumer products company and as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, finance, supply chain management and distribution and leadership development.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. As described in detail in the CD&A, our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. Please read the CD&A beginning on page 35 and “Executive Compensation Tables” beginning on page 41 for specific details about our executive compensation programs. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Kraft Heinz, our Compensation Committee or our Board. However, our Board and Compensation Committee value our stockholders’ opinions and will evaluate the results of this vote.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that Kraft Heinz’s stockholders approve, on an advisory basis, the compensation paid to Kraft Heinz’s Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

The Board recommends a vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF AN EXECUTIVE COMPENSATION VOTE

In accordance with Section 14A of the Exchange Act and related SEC rules, we are asking our stockholders to indicate how frequently they want to vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 in this Proxy Statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. This non-binding “frequency” vote is required at least once every six years beginning with this Annual Meeting.

After careful consideration of this proposal, our Board determined that an annual advisory vote on named executive officer compensation is the most appropriate alternative for Kraft Heinz and recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation.

The Board believes that stockholders should vote on named executive officer compensation every year so that they may annually provide us with their direct input. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for Kraft Heinz to obtain information on investor sentiment about our executive compensation philosophy, policies and practices. In addition, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation program. We understand that our stockholders may have different views as to the best approach for Kraft Heinz, and we look forward to hearing from our stockholders on this proposal.

In voting on this proposal, you should be aware that you are not voting “for” or “against” the Board’s recommendation to vote for a frequency of one year for holding future advisory votes on named executive officer compensation. Rather, you are voting on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting on this proposal. Because this vote is advisory and not binding, our Board and Compensation Committee may decide that it is in the best interests of our stockholders and Kraft Heinz to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board recommends a vote for a 1 YEAR interval for the advisory vote on named executive officer compensation.

PROPOSAL 4. APPROVAL OF THE KRAFT HEINZ COMPANY 2016 OMNIBUS INCENTIVE PLAN

Attracting, retaining, rewarding and motivating our employees, directors, officers, consultants and other service providers who are expected to contribute significantly to the success of Kraft Heinz and incentivizing such individuals to perform at the highest level is critical to achieving our strategic and operating goals, including our goal to increase stockholder value. Cash and equity-based awards, including performance-based awards, are key components of our compensation package. We believe that the ability to grant these types of awards allows us to remain competitive in the marketplace and enables us to link executive compensation to performance, and to attract, retain and motivate high-caliber talent dedicated to our long-term growth and success.

We are asking stockholders to approve The Kraft Heinz Company 2016 Omnibus Incentive Plan (the “2016 Omnibus Plan”). On February 2, 2016, our Board unanimously approved and adopted the 2016 Omnibus Plan. The effective date of the 2016 Omnibus Plan is February 2, 2016, and the plan will expire on the tenth anniversary of the effective date. The approval and adoption of the 2016 Omnibus Plan is subject to approval and ratification by Kraft Heinz stockholders at the Annual Meeting.

We are seeking stockholder approval and ratification of the 2016 Omnibus Plan in order to (i) comply with NASDAQ rules requiring stockholder approval of equity compensation plans, (ii) satisfy the stockholder approval requirement under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder (collectively, “Section 162(m)”) so that the Compensation Committee of the Board (the “Committee”) may grant awards that are intended to meet the requirements of the performance-based compensation exception under Section 162(m) and (iii) allow us to continue to utilize cash and equity-based awards, including performance-based awards, to attract, retain and motivate employees and to further align the interests of our employees with those of our stockholders.

Summary of the 2016 Omnibus Plan

The following is a summary of the 2016 Omnibus Plan. This summary is qualified in its entirety by reference to the full text of the 2016 Omnibus Plan, which is attached as Appendix A to this Proxy Statement.

The purpose of the 2016 Omnibus Plan

The purpose of the 2016 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our stockholders and, in general, to further the best interests of Kraft Heinz and our stockholders.

Types of awards

The 2016 Omnibus Plan provides for the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock, performance awards, investment rights, other stock-based awards and cash-based awards.

Plan administration

The 2016 Omnibus Plan is administered by the Committee or such other committee the Board designates to administer the plan. Subject to the terms of the 2016 Omnibus Plan and applicable law, and the rules of the NASDAQ, the Committee (or its delegate) will have the power and authority to, among other things, designate participants and determine the types of awards to be granted, the number of shares to be covered and the terms and conditions of those awards. Additionally, the Committee has the authority to determine the vesting schedules of awards (which will generally provide for full vesting no earlier than 12 months from the date of grant, except with respect to an unrestricted pool of 5% of the total number of shares of Kraft Heinz common stock (“Common Shares”) available under the 2016 Omnibus Plan or certain other awards). The Committee will also have the authority to interpret and administer the 2016 Omnibus Plan and any instrument or agreement relating to the 2016 Omnibus Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the 2016 Omnibus Plan.

Shares available for awards

Subject to adjustment as provided below, the maximum number of shares available for issuance under the 2016 Omnibus Plan is 18,000,000 Common Shares. Each Common Share with respect to which an option or stock-settled SAR is granted will reduce the aggregate number of Common Shares available for issuance by one share, and each Common Share underlying any other stock-based awards granted under the 2016 Omnibus Plan will reduce the aggregate number of Common Shares available for issuance by one share. Following approval of the 2016 Omnibus Plan, Kraft Heinz will no longer make awards from legacy equity plans. With respect to SARs settled in shares, each Common Share with respect to which such SAR is exercised will count against the aggregate and individual share limitations, regardless of the number of shares actually delivered. If any option, SAR or other stock-based award granted under the plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Common Shares subject to such award that were not issued will again be available for the purpose of awards under the 2016 Omnibus Plan. If any shares of restricted stock, performance awards or other stock-based awards denominated in shares awarded under the 2016 Omnibus Plan to a participant are forfeited for any reason, the number of forfeited shares of restricted stock, performance awards or other stock-based awards denominated in shares will again be available for purposes of awards under the 2016 Omnibus Plan. Common Shares tendered or withheld in payment of an exercise price or for withholding taxes of an award will not again be available for issuance under the 2016 Omnibus Plan.

The following individual participant limitations will apply:

(i)	The maximum number of Common Shares subject to any award of stock options, SARs, restricted stock, RSUs or other stock-based award to a participant in any fiscal year will be 2,000,000 Common Shares per type of award or in the aggregate;

(ii)	There are no annual individual share limitations applicable to awards of restricted stock, RSUs or other stock-based awards for which the grant, vesting or payment is not subject to the attainment of performance goals;

(iii)	The maximum aggregate amount of cash that may be paid pursuant to performance awards which may be granted under the 2016 Omnibus Plan and are settled in cash based on the fair market value (as defined below in the section entitled “— Options”) of Common Shares to any participant in any fiscal year will be 2,000,000 Common Shares multiplied by the per-share fair market value as of the relevant vesting, payment or settlement date; and

(iv)	The maximum value of a cash payment made under a performance award (other than an award based on the fair market value (as defined below in the section entitled “— Options”) of Common Shares) which may be granted to any participant in any fiscal year will be $10,000,000.

Additionally, the aggregate fair market value of awards that may be granted under the 2016 Omnibus Plan to a non-employee director for service as director during any fiscal year may not exceed $750,000.

Eligible participants

Any director, employee, consultant or other service provider of Kraft Heinz or any of its subsidiaries will be eligible to participate in the 2016 Omnibus Plan. As of the date of this Proxy Statement, there are approximately 42,000 employees of Kraft Heinz and its subsidiaries and 11 non-employee directors of Kraft Heinz who are eligible to participate in the 2016 Omnibus Plan. However, only eligible employees of Kraft Heinz and its subsidiaries are eligible to be granted incentive stock options under the 2016 Omnibus Plan. Eligibility for the grant of awards and actual participation in the 2016 Omnibus Plan will be determined by the Committee in its sole discretion.

Changes in capitalization

In the event of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification, reorganization or partial or complete liquidation, or any other corporate event having a similar effect, the Committee will appropriately adjust any or all of (i) the number and kind of shares that thereafter may be made the subject of awards under the plan (including the share limit, the incentive stock option limit and the annual individual share limits for performance-based awards) and (ii) the terms of any outstanding award, including the exercise price and the number or kind of shares or other securities of Kraft Heinz or other property subject to outstanding awards.

In the event of a merger or consolidation that results in the acquisition of substantially all of the outstanding shares of Kraft Heinz, or in the event of a sale of substantially all of Kraft Heinz’s assets, the Committee may (i) make cash payment to award holders in exchange for the cancellation of the award (including, in the case of options and SARs, the excess of the fair market value (as defined in the 2016 Omnibus Plan) over the exercise price), (ii) cancel and terminate without payment any option or SAR having a per-share exercise price greater than or equal to the fair market value (as defined in the 2016 Omnibus Plan) of the shares subject to the award or (iii) provide for the substitution or assumption of awards, accelerate the exercisability or lapse of restrictions on awards, or deliver notice of termination at least five days prior to the consummation of such transaction, during which period participants may exercise outstanding awards.

Description of Awards

Options

Subject to the provisions of the 2016 Omnibus Plan, the Committee will be permitted to grant stock options under the 2016 Omnibus Plan. The exercise price per Common Share and terms of each option will be determined by the Committee; provided, however, that the exercise price will not be less than the fair market value of a Common Share on the date that the option is granted. Under the 2016 Omnibus Plan, the “fair market value” of a Common Share is equal to the closing price of a Common Share reported on the NASDAQ on the trading day of, or immediately prior to, the grant date. An option will be exercisable only in accordance with the terms and conditions established by the Committee in the award agreement. The 2016 Omnibus Plan prohibits repricing of stock options without stockholder approval. The Committee fixes the vesting terms it deems appropriate when granting options. In addition, the Committee may, in its discretion, provide that an option may become vested and exercisable in whole or in part, in installments, cumulative or otherwise, for any period of time specified by the Committee and reflected in an award agreement. Under our current form of option award agreement, options vest over a five year period and an optionee has 90 days to exercise his or her vested options after termination of employment without cause, and one year to exercise after retirement, death or disability. The Committee will fix the term of each option, not to exceed ten years.

For non-U.S. participants, if the term of an option would otherwise expire during or within 10 business days of the expiration of a blackout period, the term of the option will be extended to the close of business of the tenth business day following the expiration of the blackout period.

SARs

Subject to the provisions of the 2016 Omnibus Plan, the Committee will be permitted to grant SARs under the 2016 Omnibus Plan. SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2016 Omnibus Plan (“tandem”). Except under certain circumstances described in the 2016 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years. In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option. Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value (as defined above) of the Common Share on the date of grant.

Restricted stock and RSUs

Subject to the provisions of the 2016 Omnibus Plan, the Committee will be permitted to grant awards of restricted stock and RSUs under the 2016 Omnibus Plan. Shares of restricted stock and RSUs will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock or the right to receive any dividend or dividend equivalent. If deemed necessary, the Committee may require that, as a condition of any grant of restricted stock, the participant will deliver a signed stock power or other instruments of assignment, which would permit transfer to Kraft Heinz of all or a portion of the Common Shares subject to the restricted stock award in the event that the award is forfeited.

Deferred stock

Under the 2016 Omnibus Plan, the Committee is permitted to grant deferred stock to participants, subject to the conditions that deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee. In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock.

Performance awards

The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m), as well as performance awards that are not intended to qualify. If the performance award is an RSU or payable in shares of restricted stock, then the shares will be transferable to the participant or the RSU will vest only upon attainment of the relevant performance goal. The Committee will, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who will be eligible to receive performance compensation awards in respect of such performance period. The Committee will also determine the length of performance periods, the types of awards to be issued, the performance criteria that would be used to establish the performance goals, the kinds and levels of performance goals and any objective performance formula used to determine whether a performance compensation award has been earned for the performance period. The Committee is permitted to adjust or modify the calculation of performance goals in the event of any unusual or extraordinary corporate item, corporate transaction, any other unusual or nonrecurring events and changes in tax law or accounting standards, so long as that adjustment or modification does not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

Investment rights

The Committee is authorized to grant investment rights that entitle a participant to purchase for cash a stated number of Common Shares at a stated purchase price that is not less than the fair market value of Common Shares on the grant date. A participant will be entitled to exercise the right to purchase such Common Shares during the period specified in the investment rights notice. The Committee will determine the terms and conditions of such awards.

Other awards

The Committee is authorized to grant to participants other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares or an equity interest in any entity with respect to which, Kraft Heinz holds, directly or indirectly, a controlling interest. The Committee will determine the terms and conditions of such awards.

The Committee is also permitted to grant cash-based awards to participants. In its discretion, the Committee will determine the number of cash-based awards to grant to a participant, the duration of the period during which, and any conditions under which, the cash incentive awards will be eligible to vest or will be forfeited, and any other terms and conditions applicable.

Termination of Employment

The Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to Kraft Heinz or any subsidiary prior to the end of a performance period or exercise or settlement of such award.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control (as defined in the 2016 Omnibus Plan), a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

(i)	awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

(ii)	the Committee, in its sole discretion, may provide for the purchase of any awards by Kraft Heinz or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

(iii)	if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines.

Term of the 2016 Omnibus Plan

No award will be granted under the 2016 Omnibus Plan after ten years from the original effective date for the 2016 Omnibus Plan. However, unless otherwise expressly provided in the 2016 Omnibus Plan or in an award agreement, any award granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate the award, or to waive any conditions or rights under the award, and the authority of the Board to amend the 2016 Omnibus Plan, will extend beyond such date.

Assignability

Except as permitted by the Committee, awards granted under the 2016 Omnibus Plan may not be sold, pledged or otherwise transferred, other than following the death of a participant by will or the laws of descent. A participant’s beneficiary or estate may exercise vested options during the applicable exercise period following the death of the participant, subject to the same conditions that would have applied to exercise by the participant.

Amendment

The Board may amend, suspend or terminate the 2016 Omnibus Plan and any outstanding awards granted under the 2016 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2016 Omnibus Plan require the prior approval of the stockholders and must comply with the rules of the NASDAQ. Examples of the types of amendments that the Board is entitled to make without stockholder approval include, without limitation, the following: (i) ensuring continuing compliance with applicable law, the rules of the NASDAQ or other applicable stock exchange rules and regulations or accounting or tax rules and regulations; (ii) minor changes of a “housekeeping” nature; (iii) changing the vesting provision of the 2016 Omnibus Plan or any award thereunder, subject to certain limitations; (iv) changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof; (v) adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying Common Shares from the 2016 Omnibus Plan reserve, and any amendment to a cashless exercise provision; (vi) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted; (vii) changing the process by which a participant who wishes to exercise his or her award can do so; and (viii) delegating any and all of the powers of the Committee to administer the 2016 Omnibus Plan to officers of Kraft Heinz, subject to certain limitations.

No amendment to the 2016 Omnibus Plan requiring the approval of the stockholders of Kraft Heinz under any applicable securities laws or requirements will become effective until such approval is obtained. In addition, the approval of the holders of a majority of the Common Shares present and voting in person or by proxy at a meeting of stockholders shall be required for, among other things, an increase in the maximum number of Common Shares that may be made the subject of awards under the 2016 Omnibus Plan, any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the 2016 Omnibus Plan), an amendment that reduces or would have the effect of reducing the exercise price of an option or SAR previously granted under the 2016 Omnibus Plan or an extension to the term or an outstanding option or SAR beyond the expiry date thereof. Furthermore, except as otherwise permitted under the 2016 Omnibus Plan, no change to an outstanding award that will adversely impair the rights of a participant may be made without the consent of the participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Section 162(m)

Section 162(m) currently provides that if, in any year, the compensation that is paid to the Chief Executive Officer or to any of the three other most highly compensated executive officers (currently excluding the Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by Kraft Heinz for U.S. federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m). Certain performance-based awards under plans approved by stockholders are not subject to the deduction limit. Options and certain cash incentive awards to “covered employees” that will be awarded under the 2016 Omnibus Plan are intended to be eligible for this performance-based exception.

Section 409A

Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying Common Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2016 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2016 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2016 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2016 Omnibus Plan is as follows.

Incentive stock options

An incentive stock option results in no taxable income to the optionee or a deduction to Kraft Heinz at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the Common Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Common Shares received as a result of an exercise of an incentive stock option for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Common Shares is treated as a long-term capital gain. If the Common Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Common Shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Common Shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, Kraft Heinz will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Common Shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-qualified stock options

A non-qualified stock option results in no taxable income to the optionee or deduction to Kraft Heinz at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the Common Shares over the option exercise price. Subject to the applicable provisions of the Code, Kraft Heinz will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Common Shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the Common Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Common Shares. If a non-qualified option is exercised by tendering previously owned Common Shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new Common Shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new Common Shares will be equal to the basis and holding period of the previously owned Common Shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new Common Shares received in excess of such number of exchanged Common Shares; the optionee’s basis in such excess Common Shares will be equal to the amount of such compensation income, and the holding period in such Common Shares will begin on the date of exercise.

Plan Benefits

It is not presently possible to determine the dollar value of payments that may be made or the number of awards that may be granted under the 2016 Omnibus Plan in the future, or the individuals who may be selected for such awards because awards under the 2016 Omnibus Plan are made at the discretion of the Compensation Committee.

The Board recommends a vote FOR the approval of The Kraft Heinz Company 2016 Omnibus Incentive Plan.

PROPOSAL 5. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”), a registered public accounting firm, as our independent auditors for 2016. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of PwC as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Kraft Heinz’s and our stockholders’ best interests.

PwC has served as our independent auditors since 2015, and had served as the independent auditor to both Kraft and Heinz prior to the 2015 Merger. We expect that representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and PwC’s aggregate fees for 2014 and 2015, can be found below under “Board Committees and Membership — Audit Committee.”

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Heinz’s independent auditors for 2016.

CORPORATE GOVERNANCE AND BOARD MATTERS

GOVERNANCE GUIDELINES AND CODES OF CONDUCT

Corporate Governance Guidelines

The Guidelines articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Guidelines annually and recommends any changes to the Board.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have a written Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”) that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	due care, diligence and loyalty;

•	confidentiality of our proprietary information;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the Directors Ethics Code and prompt internal reporting of violations.

Annually, each non-employee director acknowledges in writing that he or she has received, reviewed and understands the Directors Ethics Code.

We also have a written Code of Conduct for employees (the “Code of Conduct”). It includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. We will disclose in the Corporate Governance section of our Web site (described below) any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Web Site

Our Web site contains the Guidelines, our Board committee charters, the Code of Conduct and the Directors Ethics Code. To view these documents, go to http://ir.kraftheinzcompany.com and click on “Corporate Governance.” We will promptly deliver free of charge, upon request, a copy of the Guidelines, the Board committee charters, the Code of Conduct or the Directors Ethics Code to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary at The Kraft Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222.

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

KEY CORPORATE GOVERNANCE PRACTICES

We have adopted a number of corporate governance practices to promote and enhance the Board’s independent leadership, accountability and oversight:

•	Leadership Structure. We have an independent Chairman of the Board, separate from our Chief Executive Officer. No member of our management serves on the Board.

•

Executive Sessions. At each Board meeting, our directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Heinz, including any matters regarding management.

•

Special Meetings of the Board. Our Amended and Restated By-Laws (the “By-Laws”) allow the Chairman, the Vice Chairman, along with two other directors, or the majority of the directors then in office to call special meetings of the Board.

•	Annual Performance Evaluation. The Governance Committee develops and oversees an annual evaluation process for the Board.

•	Special Meetings of Stockholders. Our By-Laws allow stockholders of record of at least 20% of the voting power of our outstanding stock to call a special meeting of stockholders.

•

Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) allows stockholder action by written consent if such consent is signed by stockholders holding not less than the minimum number of shares necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.

BOARD LEADERSHIP STRUCTURE

The Board has an independent Chairman, Mr. Behring, and a Vice Chairman, Mr. Cahill. The Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications. The Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion. Currently, no member of management serves on the Board.

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. While under the Guidelines, the Board generally believes that, as a general matter, it is not necessary for a member of management to serve as a director, from time to time, the Board may determine that it is appropriate to nominate members of management to the Board, including the Chief Executive Officer. The Board will periodically evaluate our leadership structure to determine what structure is in our best interests at the time based on our particular circumstances. The Board believes that its decision on leadership structure should be based on the particular composition of the Board (including the tenure and skill sets of the individual directors and the Board as a whole) and the needs and opportunities of Kraft Heinz over time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board will consider various factors, including our specific business and long-term strategic needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices generally.

INDEPENDENCE AND RELATED PERSON TRANSACTIONS

Independence Determinations

The Guidelines require that a majority of the directors meet the NASDAQ listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Heinz. The Board determined that, under the NASDAQ listing standards, the following directors are independent: Mr. Abel, Mr. Behring, Mr. Buffett, Ms. Britt Cool, Mr. Cox, Ms. Jackson, Mr. Lemann, Mr. McDonald, Mr. Pope and Mr. Telles. Mr. Cahill, the former Chief Executive Officer of Kraft and a current consultant to Kraft Heinz is not independent.

In conducting its evaluations of Mr. Behring, Mr. Lemann and Mr. Telles, the Board considered each individual’s affiliation with 3G Capital, which currently holds approximately 24% of our outstanding common stock. Similarly, in conducting its evaluations of Mr. Abel, Mr. Buffett and Ms. Britt Cool, the Board considered each individual’s affiliation with Berkshire Hathaway, which currently holds approximately 27% of our outstanding common stock. In conducting its evaluation of Mr. Behring, the Board also considered his service on the board of directors of Restaurant Brands International Inc., the parent company of Burger King and Tim Hortons, quick service restaurant companies, which purchase certain of our products.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Kraft Heinz is a participant, the amount involved exceeds $120,000 and any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” include our directors, executive officers and 5% stockholders and their immediate family members. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews, and approves, disapproves or ratifies the related person transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Kraft Heinz and in our and our stockholders’ best interests. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction. The chair of the Governance Committee will review and approve or ratify potential related person transactions when it is not practicable or desirable to delay review of a transaction until a Governance Committee meeting, and will report to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct.

Registration Rights Agreement

In connection with the 2015 Merger, we entered into a registration rights agreement with 3G Global Food Holdings and Berkshire Hathaway. Pursuant to the registration rights agreement, we granted 3G Global Food Holdings and Berkshire Hathaway registration rights with respect to the shares of Kraft Heinz common stock held by 3G Global Food Holdings and Berkshire Hathaway as of the date of the closing of the merger, representing shares of Kraft Heinz common stock acquired from Heinz in connection with the merger and/or immediately prior to the merger pursuant to a warrant. The registration rights only apply to registrable shares and not shares of Kraft Heinz common stock subsequently acquired by either party. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. The rights are subject to certain holdback and suspension periods. We generally will bear all fees, costs and expenses related to registrations, other than underwriting discounts and commissions attributable to the sale of shares of Kraft Heinz common stock by 3G Global Food Holdings and Berkshire Hathaway, as applicable.

Demand Registration Rights

The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway demand registration rights. We will be required, upon the written request of 3G Global Food Holdings or Berkshire Hathaway, to file a registration statement pursuant to its demand rights under the registration rights agreement as promptly as practicable and to use our reasonable best efforts to effect registration of shares of Kraft Heinz common stock requested to be registered by 3G Global Food Holdings or Berkshire Hathaway, subject to certain exceptions. Each of 3G Global Food Holdings and Berkshire Hathaway may request up to three demand registrations in the aggregate.

Shelf Registration Rights

The registration rights agreement also grants each of 3G Global Food Holdings and Berkshire Hathaway shelf registration rights. Subject to our eligibility to use a Registration Statement on Form S-3, each of 3G Global Food Holdings and Berkshire Hathaway may request that we file a shelf registration statement with respect to some or all of its shares of Kraft Heinz common stock, and, upon such request, we are required to file such registration statement promptly as practicable, subject to certain exceptions.

“Piggyback” Registration Rights

The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, each of 3G Global Food Holdings and Berkshire Hathaway will be entitled, subject to certain exceptions, to include its shares of common stock in the registration.

Holdback Periods

Notwithstanding the registration rights described above, if there is an offering of shares of Kraft Heinz and the managing underwriters for the offering advise us that a public sale or distribution of shares outside the offering would adversely affect the offering, then, if requested, each of 3G Global Food Holdings and Berkshire Hathaway will not dispose of, or request the registration of, any registrable shares for a certain period, which we refer to as a holdback period. The holdback period will begin on the 10th day before the pricing date of the offering and extend for either (i) 120 days or (ii) an earlier date, if designated by the managing underwriters.

Suspension Periods

In addition, we may delay or suspend the filing, effectiveness or use of a registration statement for a certain period, which we refer to as a suspension period, if we determine that (i) proceeding with the use or effectiveness of the registration statement would require us to disclose material non-public information and the disclosure of that information at that time would not be in our best interests or (ii) the registration or offering to be delayed or suspended would, if not delayed or suspended, materially adversely affect us or delay or otherwise materially adversely affect the success of any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. During any calendar year, there will not be more than two suspension periods and the aggregate number of days included in all suspension periods in that year will not exceed 119 days.

Shareholders’ Agreement

In connection with the 2015 Merger, 3G Global Food Holdings and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and their affiliates will vote the shares of Kraft Heinz common stock held by them as of the date of closing of the merger, with respect to supporting certain directors that are designated by either 3G Global Food Holdings or Berkshire Hathaway. Pursuant to the shareholders’ agreement, 3G Global Food Holdings agree that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by Berkshire Hathaway and not take any action to remove such designees without Berkshire Hathaway’s consent. Similarly, Berkshire Hathaway will agree that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in elections of directors of shares owned by 3G Global Food Holdings as of the consummation of the merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by 3G Global Food Holdings and not take any action to remove such designees without 3G Global Food Holdings’ consent. The shareholders’ agreement provides that each party’s foregoing rights and obligations will step down upon specified reductions in ownership below the 66% threshold described above by either 3G Global Food Holdings or Berkshire Hathaway and their respective affiliates, as applicable.

Consulting Agreement

On July 9, 2015, we entered into a Consulting Agreement with Mr. Cahill pursuant to which he provides advisory and consulting services to us related to current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. Mr. Cahill’s services under the Consulting Agreement are distinct from his duties as a director. For 2015, Mr. Cahill received $2,000,000 as payment for his services under this agreement.

OVERSIGHT OF RISK MANAGEMENT

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. The Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk, including Kraft Heinz’s major financial risk exposures and the steps taken to monitor and control those exposures. In addition, pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Strategic Enterprise Risk Management (“SERM”) approach. Our SERM approach is an ongoing process effected at all levels of our operations and across business units and functions to identify, assess, monitor, manage and mitigate risk. The SERM approach facilitates open communication between management and the Board to advance the Board’s and committees’ understanding of our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the approach. The Audit Committee annually reviews the SERM approach, as well as the results of the annual SERM assessment.

Annually, the Audit Committee allocates responsibility for overseeing the review and assessment of key risk exposures and management’s response to those exposures to the full Board, or another committee of the Board or it retains those responsibilities, as appropriate. Management provides reports to the Board, the Audit Committee or other appropriate committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The Audit Committee or other appropriate committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.

In addition to the SERM approach, the Board and each committee review and assess risks related to our business and operations throughout the year. For example, the Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the global economic environment. In addition, as discussed under “Board Committees and Membership — Compensation Committee — Analysis of Risk in the Compensation Architecture” below, the Compensation Committee oversees an evaluation of our compensation structure’s impact on risk taking and risk mitigation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended January 3, 2016, all required filings were timely made in accordance with Exchange Act requirements, except four. In July 2015, we were late in filing the Form 3 of Eduardo Pelleissone, our Executive Vice President of Global Operations, to report his initial stock ownership in connection with the 2015 Merger. In November 2015, we filed a Form 4 on Jeanne Jackson’s behalf reporting an inadvertent purchase and subsequent sale of shares by her broker without her knowledge or direction. Upon discovering the error, we filed a Form 4 on Ms. Jackson’s behalf to report the transactions. In February 2016, we filed a Form 5 to report additional shares of common stock inadvertently omitted from the Form 3 filed on behalf of Matthew Hill, our Zone President of Europe, reporting his initial stock ownership in connection with the 2015 Merger. In March 2016, we filed a Form 4 on behalf of George Zoghbi, our Chief Operating Officer of the U.S. Commercial business, relating to the late reporting of the tax withholding in connection with the vesting of certain stock awards.

COMMUNICATIONS WITH THE BOARD

Information for stockholders and other parties interested in communicating with the Chairman, the Board or our independent directors, individually or as a group, is included in our Guidelines which is available on our Web site at http://ir.kraftheinzcompany.com/governance.cfm. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Heinz executive or employee. Our Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications.

MEETING ATTENDANCE

We expect directors to attend all Board meetings and meetings of the committees on which they serve and annual meetings. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held six meetings in 2015 and the committees of the Board held a total of 12 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2015. As we were not a public company until after the 2015 Merger, we did not hold an annual meeting of stockholders in 2015.

BOARD COMMITTEES AND MEMBERSHIP

COMMITTEE MEMBERSHIP

Our Board designates the committee members and chairs based on the Governance Committee’s recommendations. Following the 2015 Merger, the Board had four standing committees: Audit, Compensation, Governance and Operations and Strategy. The Board has a written charter for each committee. The charters set forth each committee’s roles and responsibilities. All committee charters are available on our Web site as discussed above under “Corporate Governance and Board Matters —Governance Guidelines and Codes of Conduct — Corporate Governance Materials Available on Our Web site.” The following table lists the current committee membership and the number of meetings held by each committee in 2015.

	Audit	Compensation	Governance	Operations & Strategy
Alexandre Behring (Chairman)		Chair	Chair	X
John T. Cahill (Vice Chairman)				Chair
Gregory E. Abel				X
Warren E. Buffett
Tracy Britt Cool
L. Kevin Cox*	X	X
Jeanne P. Jackson	X		X
Jorge Paulo Lemann		X	X
Mackey J. McDonald	X	X
John C. Pope	Chair		X
Marcel Herrmann Telles		X	X

Meetings in 2015	5	2	1	2

*	Mr. Cox’s term on the Board will expire at the Annual Meeting.

AUDIT COMMITTEE

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter. Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance. Our Audit Committee, among other duties, oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes and our systems of internal control over financial reporting and safeguarding of our assets;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ retention, termination, qualifications, independence and performance;

•	the performance of our internal auditors and internal audit function;

•	our financial matters and financial strategy; and

•	our guidelines and policies that govern the process by which we assess and manage risk.

The Audit Committee reviews and discusses with our independent auditors their audit procedures, including the audit plan and its scope with respect to Kraft Heinz’s consolidated financial statements, as well as annually reviews their independence and performance. In addition, the Audit Committee regularly meets with the independent auditors without management present at their in-person meetings. The Audit Committee also selects the lead audit engagement partner.

The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of NASDAQ, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is able to read and understand fundamental financial statements. In addition, the Board has determined that Ms. Jackson and Mr. Pope are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in 2015 from us other than compensation for service as a director.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please contact us at www.KraftHeinzEthics.com.

Audit Committee Report for the Year Ended January 3, 2016

To our Stockholders:

Management has primary responsibility for Kraft Heinz’s financial statements and the reporting process, including the systems of internal control over financial reporting. The role of the Audit Committee of the Kraft Heinz Board of Directors is to oversee Kraft Heinz’s accounting and financial reporting processes and audits of its financial statements. In addition, we assist the Board in its oversight of:

•

The integrity of Kraft Heinz’s financial statements and Kraft Heinz’s accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding the company’s assets;

•	Kraft Heinz’s compliance with legal and regulatory requirements;

•	Kraft Heinz’s independent auditors’ qualifications, independence and performance;

•	The performance of Kraft Heinz’s internal auditors and the internal audit function;

•	Kraft Heinz’s financial matters and financial strategy; and

•	Kraft Heinz’s guidelines and policies with respect to risk assessment and risk management.

Our duties include overseeing Kraft Heinz’s management, the internal audit department and the independent auditors in their performance of the following functions, for which they are responsible:

Management

•	Preparing Kraft Heinz’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP);

•	Establishing and assessing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Kraft Heinz’s internal control over financial reporting.

Internal Audit Department

•	Independently assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Auditors

•	Auditing Kraft Heinz’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Auditing the effectiveness of Kraft Heinz’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditors and the independent auditors, among other things, to:

•	Discuss the quality of Kraft Heinz’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent auditors and internal audit department, together with management’s responses; and

•	Review the overall scope and plans for the current audits by the internal audit department and the independent auditors.

Prior to Kraft Heinz’s filing of its Annual Report on Form 10-K for the year ended January 3, 2016, with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380);

•	Discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management;

•

Discussed all other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Heinz that may bear on the independent auditors’ independence; and

•

Discussed with the independent auditors their independence from Kraft Heinz, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence and (ii) Kraft Heinz’s and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Heinz’s Annual Report on Form 10-K for the year ended January 3, 2016, which was filed with the SEC on March 3, 2016.

Audit Committee:

John C. Pope, Chair

L. Kevin Cox

Jeanne P. Jackson

Mackey J. McDonald

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, or the Exchange Act, except to the extent that Kraft Heinz specifically incorporates it by reference in such filing.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit Committee’s policy also requires management to report at Audit Committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service. The Audit Committee reviews this policy annually.

During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled Audit Committee meeting, the Audit Committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

During 2015, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PwC, for 2015 and 2014 are set forth in the table below (in thousands).

	2015	2014
Audit Fees	$11,842	$5,809
Audit-Related Fees	879	196
Tax Fees	2,679	794
All Other Fees	—	—

Total	$15,400	$6,799

•

“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). In 2015, audit fees include work related to the 2015 Merger.

•	“Audit-Related Fees” include professional services in connection with accounting consultations and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” consist principally of software license fees related to research and benchmarking.

•	All fees above include out-of-pocket expenses.

GOVERNANCE COMMITTEE

The Board determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards. The Governance Committee’s responsibilities include, among others:

•	identifying qualified individuals for Board membership consistent with Board approved criteria;

•	considering incumbent directors’ performance and suitability in determining whether to recommend that our Board nominate them for re-election;

•	making recommendations to our Board as to directors’ independence and related person transactions;

•	recommending to our Board the appropriate size, function, needs, structure and composition of our Board and its committees;

•	recommending to our Board directors to serve as members of each committee and candidates to fill committee vacancies;

•	developing and recommending to our Board and overseeing an annual self-evaluation process for our Board;

•	administering and reviewing the Directors Ethics Code; and

•	advising our Board on corporate governance matters, including developing and recommending to our Board corporate governance guidelines.

The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Company Proposals —Proposal 1. Election of Directors — Director Nomination and Qualification,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.

For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2017 Annual Meeting of Stockholders” in this Proxy Statement.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

The Board has determined that all of the directors who served on the Compensation Committee during 2015 are independent within the meaning of the NASDAQ listing standards. No member of the Compensation Committee is a current, or during 2015 was a former, officer or employee of Heinz, Kraft, Kraft Heinz or any of its subsidiaries. During 2015, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions (for a description of our policy on related person transactions, see “Corporate Governance and Board Matters — Independence and Related Person Transactions” in this Proxy Statement). During 2015, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Responsibilities

The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:

•	assessing the appropriateness and competitiveness of our executive compensation programs, including our severance programs and executive retirement income design;

•

reviewing and approving our Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon this evaluation, determining both the elements and amounts of his compensation;

•	reviewing management’s recommendations for, and determining and approving the compensation of, our executive officers and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees as they relate to our risk management practices and risk-taking incentives;

•

overseeing the management development and succession planning process (including succession planning for emergencies) for our Chief Executive Officer and his executive direct reports and, as appropriate, evaluating potential candidates;

•	monitoring our policies, objectives and programs related to diversity and inclusion and reviewing periodically our performance in light of appropriate measures;

•	assessing the appropriateness of, and advising our Board regarding, the compensation of non-employee directors for service on our Board and its committees;

•

reviewing and discussing with management our say on pay voting results, as well as preparing and approving the CD&A and the committee’s report to stockholders for inclusion in our annual proxy statement; and

•	reviewing and approving the implementation and execution of clawback policies that allow Kraft Heinz to recoup compensation paid to executive officers and other employees.

Under the Compensation Committee’s charter, it may delegate any of its responsibilities to the chair, another committee member or a subcommittee of committee members.

Compensation Consultant to the Committee

Under the Compensation Committee’s charter, it is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee has not retained a consultant or other advisor.

Analysis of Risk in the Compensation Architecture

Annually, the Compensation Committee evaluates the current risk profile of our executive and broad-based employee compensation programs. In its 2015 evaluation, the Compensation Committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers or employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. Based on its assessment of the current programs, the Compensation Committee concluded that the 2015 executive compensation plans were designed in a manner to:

•	Achieve a balance of short and long-term performance aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary or excessive risks that would threaten the reputation and/or sustainability of Kraft Heinz; and

•	Encourage appropriate assumption of risk to the extent necessary for competitive advantage purposes.

Compensation Committee Report for the Year Ended January 3, 2016

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended January 3, 2016, which was filed with the SEC on March 3, 2016.

Compensation Committee:

Alexandre Behring, Chair

L. Kevin Cox

Jorge Paulo Lemann

Mackey J. McDonald

Marcel Herrmann Telles

OPERATIONS AND STRATEGY COMMITTEE

The Board formed the Operations and Strategy Committee to assist it in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy. The committee is led by Mr. Cahill, our Vice Chairman, and meets with management periodically to discuss, review and evaluate the development and implementation of our operational objectives and corporate strategy. Based on its review, the committee shares with management the Board’s expectations for the operations of the company and strategic planning process, makes recommendations to management on areas of improvement, and provides other feedback and guidance to management on behalf of the Board. The Operations and Strategy Committee’s responsibilities also include, among others, reviewing and making recommendations to the Board regarding:

•	our corporate strategy, integration plans, performance, and annual capital plan, as well as certain individual capital projects;

•

the impact of external developments and factors, such as the changes in economic and market conditions, competition in the industry, environmental and safety regulations, federal, state and local regulations and technology, on our corporate strategy and its execution;

•	identification of prospects and opportunities for corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures and strategic alliances; and

•	implementation of our corporate strategy through corporate developments and growth initiatives, including acquisitions, divestitures, joint ventures and strategic alliances.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Prior to the 2015 Merger, non-employee directors of Heinz received an annual retainer of $50,000, paid in arrears on December 31 of each year. The Chairman received an annual retainer of $100,000. We also paid directors an additional $10,000 if they served on a Board committee. In lieu of a cash retainer payment, all directors could elect to receive two times the value of their retainer in RSUs. The RSUs were vested as of the grant date, but were not distributed until the date the director ceases to serve on the Board. All directors of Heinz elected to receive RSUs other than Mr. Buffett, who chose to receive no compensation.

Following the 2015 Merger, the Board approved a new compensation program, which was designed to be similar to the program in place at Kraft prior to the 2015 Merger. As a result of these changes, we pro-rated compensation for the non-employee directors based on their respective periods of service before and after the 2015 Merger. The table below summarizes the annual cash and equity compensation elements currently in place for our non-employee directors.

Compensation Element(1)	Fee ($)
Board Retainer	110,000
Chairman Retainer	250,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Governance Committee Chair Retainer	10,000
Operations and Strategy Chair Retainer	20,000
Stock Grant Value(2)	125,000

(1)	If a director serves as Chair of multiple committees, he/she receives fees for only one committee. Therefore, Mr. Behring does not receive a retainer for service as Chair of the Governance Committee.

(2)	In 2015, non-employee directors were awarded Kraft Heinz deferred shares. Although the deferred shares were vested as of the award date, the shares are not distributed until six months following the date the non-employee director ceases to serve on our Board. When dividends are paid on our common stock, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure.

We pay the non-employee director cash retainers quarterly. Non-employee directors can defer up to 100% of their cash retainers in 25% increments into accounts that mirror the funds in our 401(k) Plan pursuant to the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. Non-employee directors also receive an annual stock award that is granted at the Board meeting immediately following our annual meeting of stockholders. While we have not adopted a fixed minimum stock ownership guideline for directors, as a substantial portion of directors’ compensation for service to Kraft Heinz is in the form of equity, we believe the director compensation program strongly aligns our non-employee directors’ and stockholders’ interests.

The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors. As discussed above, upon closing of the 2015 Merger, certain legacy Kraft Board members joined the Kraft Heinz Board. For Ms. Jackson and Messrs. Cahill, Cox, McDonald and Pope, the table below does not reflect compensation for services as a Kraft Board member prior to the 2015 Merger. In addition, as discussed above, the Board amended the director compensation program, effective upon closing of the 2015 Merger. Accordingly, directors received pro-rated compensation based on the respective programs and service provided to Heinz and/or Kraft Heinz before and after the 2015 Merger.

2015 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Gregory E. Abel	54,402	182,118	—	236,520
Alexandre Behring	133,533	301,881	—	435,414
John T. Cahill(4)	64,293	—	—	64,293
Tracy Britt Cool	54,402	206,129	—	260,531
L. Kevin Cox	54,402	—	—	54,402
Jeanne P. Jackson	54,402	—	—	54,402
Jorge Paulo Lemann	54,402	182,118	—	236,520
Mackey J. McDonald	54,402	—	—	54,402
John C. Pope	64,293	—	—	64,293
Marcel Herrmann Telles	54,402	182,118	—	236,520

(1)	Includes all retainer fees paid or deferred pursuant to the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. These figures represent fees paid by Kraft Heinz following the 2015 Merger. Non-employee directors do not receive meeting fees. In addition, Mr. Buffett elected to receive no compensation for his service as a director.

(2)	For 2015, non-employee directors who had previously served as directors of Kraft were granted Kraft deferred shares in May 2015, prior to the consummation of the 2015 Merger. Non-employee directors who had previously served as directors of Heinz were granted the following: (a) for January — July 2 service, a pro rata amount of the annual legacy Heinz RSU grant (equal to approximately $50,000) calculated based on the value of the Heinz shares prior to the merger ($30.46); and (b) for July 3 — December service, a pro rata amount of the Kraft Heinz deferred share grant (equal to approximately $62,500) calculated based on the value of the Kraft Heinz shares on the grant date of December 31, 2015.

(3)	The amounts shown in this column represent the full grant date fair value of the RSU/deferred stock awards granted in 2015 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Kraft Heinz shares on the grant date ($72.76 on December 31, 2015). The following table shows the aggregate number of unvested stock options held by each non-employee director outstanding as of December 31, 2015:

Name	Unvested Stock Options(a)
Gregory E. Abel	22,166
Alexandre Behring	44,333
John T. Cahill	—
Tracy Britt Cool	22,166
L. Kevin Cox	—
Jeanne P. Jackson	—
Jorge Paulo Lemann	22,166
Mackey J. McDonald	—
John C. Pope	—
Marcel Herrmann Telles	22,166

(a)	Upon commencing service as a director of Heinz in 2013, each non-employee director received a one-time stock option grant equal to $500,000 ($1,000,000 for the Chairman). These options were granted on October 16, 2013 with an exercise price of $22.56. The options cliff-vest on July 1, 2018 and are subject to pro rata vesting in certain circumstances.

(4)	On July 9, 2015, Mr. Cahill entered into a Consulting Agreement with Kraft Heinz pursuant to which he provides advisory and consulting services to Kraft Heinz related to current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. Mr. Cahill’s services under the Consulting Agreement are distinct from his duties as a director.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, which we refer to as the CD&A, outlines the compensation philosophy and objectives of Kraft Heinz and describes our executive pay programs for fiscal year 2015 and, specifically, for the following Named Executive Officers (also referred to as “NEOs”):

Name	Title
Bernardo Hees	Chief Executive Officer
Paulo Basilio	Chief Financial Officer
Eduardo Pelleissone	Executive Vice President, Global Operations
Carlos Piani	Zone President of Canada
Matthew Hill	Zone President of Europe

Explanatory Note

On July 2, 2015, through a series of transactions, we consummated the merger (the “2015 Merger”) of Kraft Foods Group, Inc. (“Kraft”) with and into H.J. Heinz Company, a wholly owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”). At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company and H.J. Heinz Company changed its name to Kraft Heinz Foods Company. This CD&A focuses on compensation of Kraft Heinz and, as a result does not reflect the compensation programs of historical stand-alone Kraft. Furthermore, immediately prior to the consummation of the Merger, each share of Heinz issued and outstanding common stock was reclassified and converted into 0.443332 of a share of Kraft Heinz common stock. All share and per share amounts presented give effect to this conversion.

Prior to the 2015 Merger, the Heinz board of directors had not historically designated a compensation committee. Instead, the full Heinz board of directors was integrally involved in the design of Heinz’s compensation program and decisions with respect to executive compensation. Effective with the closing of the 2015 Merger, the Compensation Committee of the Board of Directors, referred to in this CD&A as the “Committee,” assumed primary responsibility for the design of the compensation program for Kraft Heinz and decisions with respect to executive compensation.

Executive Summary

The Committee oversees our executive compensation plans and programs. Our programs are designed to complement each other to provide a clear link between what we pay our NEOs and Kraft Heinz’s performance over both short- and long-term periods. The program has been designed to accomplish each of the following goals:

•	Rewarding superior financial and operational performance;

•	Placing a significant portion of compensation at risk if performance goals are not achieved;

•	Aligning the interests of the NEOs with those of our stockholders; and

•	Enabling us to attract, retain and motivate top talent.

As described in further detail below, consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of the compensation of each NEO to company and individual performance and the growth in the value of Kraft Heinz.

Elements of Compensation Program

As noted above, our compensation program is based on a pay-for-performance philosophy. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to Kraft Heinz’s pay-for-

performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2015 compensation program for executive officers, including NEOs.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience.	• Recruitment and retention
Annual Cash Incentive (Performance Bonus Plan)	Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of annual company goals and individual performance and can range from 0%-130% of target.	• Driving top-tier performance • Motivate and reward
Stock Options	Stock option awards that vest over a five-year period.	• Driving top-tier performance • Alignment with shareholders • Realized value linked entirely to stock appreciation • Retention
Restricted Stock Units (“RSUs”)	RSUs that are awarded pursuant to our bonus swap programs. RSUs vest after five years.	• Driving top-tier performance • Alignment with shareholders • Retention

Base Salaries

Base salary is the principal “fixed” element of executive compensation at Kraft Heinz and for the NEOs. The Committee believes that it is important that each NEO receive a base salary that is competitive for the marketplace to provide appropriate balance between fixed and variable compensation. The initial base salary of each NEO is established in connection with the hiring of such NEO. In establishing base salaries, Kraft Heinz reviews market-based survey data published by the Hay Group and select country specific surveys for informational purposes only, but does not formally benchmark compensation or target compensation levels at any particular percentile of the market-based survey data. The Committee reviews salaries on an annual basis and generally makes annual changes effective January 1st for all executive officers. On occasion, Kraft Heinz may review and adjust an executive’s base salary during the course of the year to account for increased responsibilities, roles and other factors. The Committee has responsibility for the review of Mr. Hees’ compensation. Mr. Hees has primary responsibility for the review of the compensation of each of the executives who report directly to him, including each other NEO, and makes salary recommendations to the Committee.

The table below shows the annualized 2015 base salary for each NEO:

Name	Base Salary ($)
Mr. Hees	1,000,000
Mr. Basilio	550,000
Mr. Pelleissone	550,000
Mr. Piani	484,231	(1)
Mr. Hill	542,796	(2)

(1)	Mr. Piani’s base salary is paid in Canadian Dollars. The amount shown in the table above is based on the 2015 12-month average exchange rate of 0.784 USD/CAD.

(2)	Mr. Hill’s base salary is paid in British Pounds. The amount shown in the table above is based on the 2015 12-month average exchange rate of 1.529 USD/GBP.

We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally merit-based and dependent on the NEO’s success and achievement in his role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his base salary. Therefore, as NEOs earn merit-based salary increases, their annual incentive award opportunities also increase proportionately.

Annual Performance Bonus Plan

We grant performance-based incentive award opportunities under our annual Performance Bonus Plan (the “PBP”). The PBP is designed to motivate and reward employees who contribute positively towards our business strategy and achieve the individual performance objectives. As such, the foundation of the PBP is our Management By Objective (“MBO”) process.

For 2015, the formula for determining a PBP participant’s annual bonus payout was as follows (each item described in more detail below):

Target Award X Individual Rating = Bonus Payout

At the beginning of each year, the Committee (or, prior to the 2015 Merger, the Heinz board of directors) establishes a series of performance goals, or MBOs, that are “cascaded” throughout the organization.

First, the Committee establishes MBOs for Mr. Hees. Then, in consultation with the Committee (or, prior to the 2015 Merger, the Heinz board), Mr. Hees establishes corresponding MBOs for each of his direct reports, including the other NEOs. His direct reports, in turn, establish MBOs for their direct reports.

Periodic performance monitoring and evaluation is a key aspect of the PBP. Throughout the year, these MBOs are evaluated through review of quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs”. Each PBP participant’s KPIs are monitored monthly, and each participant also receives a quarterly appraisal of the progress toward the participant’s MBOs based on the KPIs. Similar to the goal setting process, the Committee (and, prior to the 2015 Merger, the Heinz board) performs such an appraisal for Mr. Hees, and Mr. Hees performs the appraisal for each of his direct reports (including the other NEOs). Such evaluations are further cascaded throughout the organization.

Each PBP participant has an opportunity to earn a cash bonus based on (a) the company’s (or a particular business zone or unit) financial performance (or “Financial Multiplier”) and (b) participant’s performance against his or her MBOs (or “MBO Score”). For Mr. Hees and his direct reports the Committee may exercise discretion in determining an individual’s final rating (together with the Financial Multiplier and the MBO Score, referred to as the “Individual Rating”) for a year. The Committee assigns the final Individual Rating for Mr. Hees, Mr. Hees (following consultation with the Committee) then assigns the final Individual Rating for his direct reports (including the other NEOs) and such evaluation process cascades throughout the organization.

In 2015, each NEO had four or five MBOs evaluated through at least eight KPIs. The KPIs included metrics associated with the responsibilities of each individual, such as sales growth, customer service level, product quality, innovation, and successfully completing certain major projects. In addition to financial measures that may be part of an individual’s KPIs, each NEO had a Financial Multiplier in 2015 based on organic change in EBITDA for the period. In connection with the 2015 Merger, the Board also established an additional MBO related to the merger transition and integration for Messrs. Hees, Basilio, and Pelleissone. Similarly, Mr. Piani, who joined the company in September 2015, had MBOs related to the 2015 Merger transition and integration. Based on an overall evaluation of the NEOs, the Committee assigned Individual Ratings ranging from 64% to 72%, with an average of 69%. The Individual Ratings for Messrs. Hees, Basilio and Pelleissone reflected a positive discretion approved by the Committee to reflect their outstanding performance in connection with the 2015 Merger and subsequent integration.

Each NEO is granted a target annual incentive award opportunity (the “Target Award”) prior to the beginning of each year, which is set as a percentage of the NEO’s annual base salary — 200% for Mr. Hees and 150% of base salary for Messrs. Basilio, Pelleissone, Piani and Hill. Due to the nature of Mr. Hees’ role and responsibilities, his Target Award of his base salary is greater than that of the other NEOs. Mr. Piani, who joined the company in September 2015, was eligible for a pro-rata payment under the Performance Bonus Plan.

In 2015, the NEOs earned the annual cash incentive award payout set forth in the table below:

Name	Annual Incentive Award Payout ($)
Mr. Hees	1,450,000
Mr. Basilio	600,000
Mr. Pelleissone	600,000
Mr. Piani	155,559	(1)
Mr. Hill	535,151	(2)

(1)	Mr. Piani, who joined the company in September 2015, was eligible for a pro-rata payment, and is paid in Canadian Dollars. The amount shown in the table above is based on the 2015 12-month average exchange rate of 0.784 USD/CAD.

(2)	Mr. Hill’s compensation is paid in British Pounds. The amount shown in the table above is based on the 2015 12-month average exchange rate of 1.529 USD/GBP.

Annual Bonus Swap Program

As part of its commitment to fostering an ownership mentality, Kraft Heinz permits its executives to invest a portion of their annual incentive payout in our common stock (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching equity. Prior to the 2015 Merger, participants would receive matching stock options, which were granted with an exercise price based on the value of Heinz common stock on the grant date and, therefore, participants only realized value to the extent that the value of the company increased after the grant date. These matching options cliff vest after five years. In 2015, Messrs. Hees, Basilio, Pelleissone and Hill participated in the Bonus Swap Program with respect to annual cash incentive payouts for 2014 and received matching options.

The following table sets forth, for each NEO, the portion of his bonus used to purchase Investment Shares (the “Conversion Amount”), the number of Investment Shares purchased and the number of Bonus Matching Options granted to such NEO:

Name(1)	Conversion Amount ($)	Investment Shares (#)	2014 Bonus Matching Options granted in 2015 (#)
Mr. Hees	546,909	17,955	71,819
Mr. Basilio	315,078	10,344	41,377
Mr. Pelleissone	150,046	4,926	14,777
Mr. Hill	267,439	8,780	35,120

(1)	The Bonus Swap Plan was administered in February 2015. Mr. Piani was not employed by Kraft Heinz at that time.

In December 2015, the Committee approved Kraft Heinz’s 2016 Bonus Swap. Under the 2016 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2015 (after deducting an amount based on a theoretical tax determined based on the employee’s country of residence) to purchase common shares of Kraft Heinz. The number of Investment Shares purchased is calculated as the product of the calculated net bonus and the Swap Election Percentage, divided by the closing price on the NASDAQ on the date of purchase. Employees who elected to purchase Investment Shares also received RSUs, called Bonus Matching RSUs, based on the elected percentage of their gross bonus and their level within the organization. The Bonus Matching RSUs are subject to forfeiture if an employee resigns or sells the related Investment Shares prior to the vesting date of the Bonus Matching RSUs. Under our swap program, so long as the matching stock options or Bonus Matching RSUs remain unvested, if an employee transfers any of the related Investment Shares, he or she immediately forfeits a proportional amount of the corresponding matching stock options or Bonus Matching RSUs. While we do not mandate minimum ownership guidelines, this feature of our swap program encourages employees to hold their Investment Shares, further aligning the interests of our employees with the interests of our stockholders.

Discretionary Stock Option Awards

From time to time, we may make discretionary stock option awards to employees, at such time as the Board, the Committee or authorized members of management determine appropriate. Stock options are granted with an exercise price based on the value of Kraft Heinz common stock on the grant date and thus have value only to the extent that the value of Kraft Heinz increases after the grant date. Stock options typically cliff vest over a five year period. Each NEO agreed, pursuant to the stock option award agreements, to non-competition, non-solicitation and confidentiality covenants. In 2015, we made special stock option grants to certain employees following the 2015 Merger to recognize these individuals’ high potential, strong performance and valued leadership. In addition, these stock option awards serve as key retention instruments for these employees. On August 20, 2015, each of the following NEOs received a grant as follows:

Name	Stock Options (#)
Mr. Hees	202,021
Mr. Basilio	134,681
Mr. Pelleissone	67,341
Mr. Piani	202,021

Retirement Programs

Kraft Heinz maintains defined contribution retirement plans to allow employees to save for retirement in a tax-efficient manner. These plans are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.

Health and Welfare Benefits

Kraft Heinz provides health and welfare insurance benefits to employees, including the NEOs. The Kraft Heinz health and welfare plans are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management.

Limited Perquisites

From time to time Kraft Heinz provides limited perquisite benefits. In 2015, Kraft Heinz provided relocation benefits to Messrs. Basilio and Pelleissone in connection with relocation to our co-headquarters in Chicago and to Mr. Piani in connection with relocation to our Canada headquarters in Toronto, Canada. Similarly, Kraft Heinz provided tax support and immigration benefits to each of the NEOs for business reasons.

Clawback, Anti-Hedging and Anti-Pledging Policies.

Our stock option and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to Kraft Heinz to the extent required to comply with any requirements imposed under applicable laws and/or the rules. Further, if a participant receives any amount in excess of what he or she should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then he or she will be required to promptly repay any such excess amount to Kraft Heinz. Our insider trading policy also limits the timing and types of transactions in Kraft Heinz securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits holding Kraft Heinz securities in a margin account or pledging Kraft Heinz securities as collateral for a loan, short-selling Kraft Heinz securities, transacting in puts, calls or other derivatives on Kraft Heinz securities or hedging transactions on Kraft Heinz securities.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total Compensation(4) ($)
Bernardo Hees	2015	1,000,000	—	—	2,878,583	1,450,000	—	39,455	5,368,038
Chief Executive	2014	1,000,000	—	—	542,376	1,215,000	—	56,358	2,813,734
Officer	2013	561,538	—	—	7,290,000	1,166,667	—	24,821	9,043,026

Paulo Basilio	2015	550,000	—	—	1,869,511	600,000	—	414,270	3,433,781
Chief Financial	2014	500,000	—	—	209,699	700,000	—	26,552	1,436,251
Officer	2013	280,769	—	—	2,916,000	437,500	—	152,406	3,786,675

Eduardo	2015	550,000	—	—	889,716	600,000	—	453,338	2,493,054
Pelleissone	2014	500,000	—		203,323	500,000	—	55,189	1,258,512
EVP, Global Operations

Carlos Piani	2015	169,481	—	—	2,331,322	155,559	—	248,706	2,905,068
Zone President of Canada

Matthew Hill	2015	542,796	—	16,962	267,614	535,151	—	162,969	1,525,492
Zone President of Europe	2014	583,903	—	18,247	119,352	690,815	—	84,600	1,496,917

(1)	The value of the stock option awards is equal to their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column, see Note 9, “Employees’ Stock Incentive Plans” in the section entitled “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended January 3, 2016.

(2)	Amounts reported in this column reflect the 2015 Performance Bonus Plan awards. The bonuses were paid in cash to each NEO after the end of 2015. Mr. Piani, who joined the company in September 2015, received a pro-rata payment.

(3)	For Mr. Hees, represents a matching contribution to the Heinz 401(k), immigration benefits, basic life insurance coverage and other allowances for housing. For Mr. Basilio, represents a matching contribution to the Heinz 401(k), relocation ($387,872) and immigration benefits and basic life insurance coverage. For Mr. Pelleissone, represents a matching contribution to the Heinz 401(k), relocation ($411,979) and immigration benefits, tax support and basic life insurance coverage. For Mr. Piani, represents a matching contribution to the Heinz 401(k), relocation ($243,291), and basic life insurance coverage. For Mr. Hill, represents a matching contribution to a U.K. defined contribution scheme ($54,280), a payment in lieu of defined benefit pension benefits ($91,258) and a car allowance.

(4)	Foreign currency conversion based on daily average for calendar year 2015. Mr. Piani’s compensation was converted based on 0.784 USD/CAD. Mr. Hill’s compensation was converted based on 1.529 USD/GBP.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grant of plan-based awards for each of the NEOs in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Hees		PBP(1)	2,000,000	2,600,000
	8/20/2015	Options						202,021	74.25	2,331,322
	2/12/2015	Matching Options						71,819	30.46	547,261
Mr. Basilio		PBP(1)	825,000	1,072,500
	8/20/2015	Options						134,681	74.25	1,554,219
	2/12/2015	Matching Options						41,377	30.46	315,293
Mr. Pelleissone		PBP(1)	825,000	1,072,500
	8/20/2015	Options						67,341	74.25	777,115
	2/12/2015	Matching Options						14,777	30.46	112,601
Mr. Piani		PBP(1)	250,739	325,960
	8/20/2015	Options						202,021	74.25	2,331,322
Mr. Hill		PBP(1)	814,194	1,058,452
	2/12/2015	Matching Options						35,120	30.46	267,614

(1)	Mr. Hees’ target amount reflects the target award of 200% of base salary. The target award for each of Messrs. Basilio, Pelleissone, Piani and Hill is 150% of base salary. The minimum amount is $0 and the maximum amount reflects 130% of the target amount. Mr. Piani’s amounts reflect a pro-rata calculation for 4 months since he joined Kraft Heinz in September 2015. The actual payment is based on achievement of individual and corporate performance goals. Annual incentive award payments were made in cash to each NEO after the end of 2015 based on actual results achieved. Actual amounts earned are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth each NEO’s outstanding equity awards, as of the end of 2015.

			Option Awards					Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Hees	8/20/2015	Stock Options		202,021	(1)	74.25	8/20/2025
	2/12/2015	Stock Options		71,819	(2)	30.46	2/12/2025
	2/14/2014	Stock Options		98,951	(3)	22.56	2/14/2024
	7/1/2013	Stock Options		1,329,996	(4)	22.56	7/1/2023
Mr. Basilio	8/20/2015	Stock Options		134,681	(1)	74.25	8/20/2025
	2/12/2015	Stock Options		41,377	(2)	30.46	2/12/2025
	2/14/2014	Stock Options		38,257	(3)	22.56	2/14/2024
	7/1/2013	Stock Options		531,998	(4)	22.56	7/1/2023
Mr. Pelleissone	8/20/2015	Stock Options		67,341	(1)	74.25	8/20/2025
	2/12/2015	Stock Options		14,777	(2)	30.46	2/12/2025
	2/14/2014	Stock Options		37,094	(3)	22.56	2/14/2024
	7/1/2013	Stock Options		443,332	(4)	22.56	7/1/2023
Mr. Piani	8/20/2015	Stock Options		202,021	(1)	74.25	8/20/2025
Mr. Hill	2/12/2015	Stock Options		35,120	(2)	30.46	2/12/2025
	2/14/2014	Stock Options		21,774	(3)	22.56	2/14/2024
	7/1/2013	Stock Options		221,666	(4)	22.56	7/1/2023
	12/1/2013	Cash Equivalent RSU Replacement							$33,925	(5)

(1)	100% of the award is scheduled to vest on August 20, 2020.

(2)	100% of the award is scheduled to vest on February 12, 2020. Options and exercise price updated to reflect the conversion post-2015 Merger.

(3)	100% of the matching options are scheduled to vest on February 14, 2019. Options and exercise price updated to reflect the conversion post-2015 Merger.

(4)	100% of the award is scheduled to vest on July 1, 2018. Options and exercise price updated to reflect the conversion post-2015 Merger.

(5)	Value of units under Cash Equivalent RSU Replacement award determined based on the 2013 merger consideration of $72.50 per share. In December 2013, we established a cash-based RSU replacement award for those who were previously eligible for an annual grant of performance-based RSUs. The award was meant to replace the award opportunity during the 6-month period of July 1, 2013 to December 29, 2013. The award vests 25% on each anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Mr. Hees	—	—	—	—
Mr. Basilio	—	—	—	—
Mr. Pelleissone	—	—	—	—
Mr. Piani	—	—	—	—
Mr. Hill	—	—	—	16,962

(1)	Value of units under Cash Equivalent RSU Replacement award determined based on the 2013 merger consideration of $72.50 per share. In December 2013, our senior management established a cash-based RSU replacement award for those who were previously eligible for an annual grant of performance-based RSUs. The award was meant to replace the award opportunity during the 6-month period of July 1, 2013 to December 29, 2013. The award vests 25% on each anniversary of the grant date.

PENSION BENEFITS TABLE

None of the NEOs participate in any defined benefit or supplemental retirement plans or programs. As a result, the Pension Benefits Table has been omitted.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

None of the NEOs participate in any non-qualified deferred compensation plans or programs. As a result, the Non-Qualified Deferred Compensation Table has been omitted.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables, footnotes and narratives below reflect the assumption that a hypothetical termination of employment or change in control occurred on the last day of 2015.

Name		Involuntary Term. without Cause(1) or Term. upon Change in Control ($)	Other Types of Separations(2) ($)
Mr. Hees
	Salary	1,000,000	—
	Bonus	—	1,450,000
	Intrinsic Value of Accelerated Stock Options(3)	3,024,471	3,024,471

TOTAL		4,024,471	4,474,471
Mr. Basilio
	Salary	600,000	—
	Bonus	—	600,000
	Intrinsic Value of Accelerated Stock Options(3)	1,208,335	1,208,335

TOTAL		1,808,335	1,808,335
Mr. Pelleissone
	Salary	600,000	—
	Bonus	—	600,000
	Intrinsic Value of Accelerated Stock Options(3)	1,012,666	1,012,666

TOTAL		1,612,666	1,612,666
Mr. Piani
	Salary	242,115	—
	Bonus	—	155,559
	Intrinsic Value of Accelerated Stock Options(3)	—	—

TOTAL		242,115	155,559
Mr. Hill
	Salary	542,796	—
	Bonus	—	535,151
	Intrinsic Value of Accelerated Stock Options(3)	509,869	509,869
	Intrinsic Value of Accelerated Cash Replacement RSUs	33,925	33,925

TOTAL		1,086,589	1,078,944

(1)	Our severance pay plan provides for 12 months of base salary with a signed release of claims. Mr. Piani would be eligible for 6 months of severance with a signed release of claims. Severance plan would also include company-paid COBRA for the severance period and outplacement services. We do not have a specified change in control plan for executives and treatment is determined by the plan agreements applicable to each employee.

(2)	Relates to termination due to death, disability or normal retirement.

(3)	In the event of a termination without cause or due to retirement, death or disability, stock options vest as if 20% of the options vested on each annual anniversary date of the specific grant.

Severance Pay Plan

NEOs are eligible for benefits under the Severance Pay Plan upon an involuntary termination of employment, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Under the Severance Pay Plan, Messrs. Hees, Basilio, Pelleissone and Hill would be eligible to receive a severance payment equal to 12 months of base salary upon the execution of a release of claims against Kraft Heinz. Mr. Piani would be eligible to receive a severance payment equal to 6 months of base salary upon the execution of a release of claims against Kraft Heinz. Severance payments are generally made in a cash lump sum, but may occasionally be made in periodic payments at Kraft Heinz’s discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to Kraft Heinz the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of Kraft Heinz between the time of termination and rehire.

No enhanced severance is provided on a termination in connection with a change in control of Kraft Heinz, and Kraft Heinz does not maintain any individual change in control severance or other similar agreements with any of the NEOs. None of the NEOs are entitled to receive a gross-up for golden parachute taxes that may become payable pursuant to Section 280G of the Code in connection with a change in control of Kraft Heinz.

Awards under 2013 Omnibus Incentive Plan

In the event of involuntary termination without cause, retirement, death, and disability, the stock options granted to the NEOs would vest as if 20% of the shares vested on each annual anniversary date of the specific grant. For all other terminations and for voluntary resignations, the unvested stock options will be forfeited. Beginning on the termination date, the exercise period is 90 days for termination without cause and resignation and one year for retirement, death and disability. Upon a change in control of Kraft Heinz, there is accelerated vesting for all unvested stock options, unless the awards are assumed or otherwise continued.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our common stock beneficially owned as of February 22, 2016, unless otherwise noted, by each director and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Kraft Heinz’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)(2)		Deferred Stock/Additional Underlying Units(3)	Total Shares/Interests Held
Directors:
Gregory E. Abel	—		11,575	11,575
Alexandre Behring	—		22,293	22,293
Warren E. Buffett	325,442,152	(4)	—	325,442,152	(4)
John T. Cahill	781,338		2,906	784,244
Tracy Britt Cool	—		12,812	12,812
L. Kevin Cox	133		10,270	10,403
Jeanne P. Jackson	4,280		10,270	14,550
Jorge Paulo Lemann	—		11,575	11,575
Mackey J. McDonald	—		12,983	12,983
John C. Pope	10,197	(5)	11,484	21,681
Marcel Herrmann Telles	—		11,575	11,575

Named Executive Officers:
Bernardo Hees	42,692		—	42,692
Paulo Basilio	19,908		—	19,908
Eduardo Pelleissone	14,199		—	14,199
Carlos Piani	—		—	—
Matthew Hill	14,265		—	14,265
All directors and executive officers as a group (21 persons)(6)	326,971,212		122,666	327,093,878

(1)	Excluding shares held by Berkshire Hathaway (see table below), individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of February 22, 2016.

(2)	Includes the number of Kraft Heinz options that are exercisable, or will become exercisable, within 60 days after February 22, 2016 as follows: Mr. Cahill — 633,017 and all of our current executive officers as a group — 376,563.

(3)	Includes RSUs and deferred shares held in the stock deferral plan under the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	See table below regarding beneficial owners of more than 5% of our issued and outstanding common stock.

(5)	Includes 99 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(6)	This group includes, in addition to the individuals named in the table under the heading “Directors,” our current executive officers: Bernardo Hees, Paulo Basilio, Matthew Hill, Emin Mammadov, Carlos Piani, Eduardo Pelleissone, Marcos Romaneiro, Francisco Sa, James Savina and George Zoghbi.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of February 22, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*
3G Funds(1) c/o 3G Capital, Inc. 600 Third Avenue 37th Floor New York, New York 10016	293,536,058	24.2%
Warren E. Buffett(2) Berkshire Hathaway 3555 Farnam Street Omaha, Nebraska 68131	325,442,152	26.8%

*	Calculated based on 1,214,721,361 shares of our issued and outstanding common stock as of February 22, 2016.

(1)	Based on the Schedule 13G filed on February 16, 2016 by (i) 3G Global Food Holdings, a Cayman Islands limited partnership, (ii) 3G Global Food Holdings GP LP, a Cayman Islands limited partnership (“3G Global Food Holdings GP”), (iii) 3G Capital Partners II LP, a Cayman Islands limited partnership (“3G Capital Partners II”), (iv) 3G Capital Partners Ltd., a Cayman Islands exempted company (“3G Capital Partners Ltd”), and (v) 3G Capital Partners LP, a Cayman Islands limited partnership (“3G Capital Partners LP” and, together with 3G Global Food Holdings, 3G Global Food Holdings GP, 3G Capital Partners II and 3G Capital Partners LP, the “3G Funds”). According to the Schedule 13G filing, the 3G Funds own dispositive power over an aggregate of 293,536,058 shares of Kraft Heinz common stock as of December 31, 2015. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 618,978,210 shares of Kraft Heinz common stock.

(2)	Based on the Schedule 13G filed on February 16, 2016 by Warren E. Buffett and Berkshire Hathaway. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 618,978,210 shares of Kraft Heinz common stock.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on Tuesday, April 21, 2016, at 11:00 a.m. EDT at the Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222.

2.	Who is entitled to vote at the Annual Meeting?

The Board established February 22, 2016 as the record date (the “Record Date”) for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 1,214,721,361 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Kraft Heinz common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Kraft Heinz and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?

The most common ways in which stockholders hold Kraft Heinz stock are:

•	directly with our transfer agent, Wells Fargo Bank, N.A. (registered stockholders); and

•

indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial stockholder or stockholder in street name).

If you hold your shares as a registered stockholder, our agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.

If you hold your shares in street name as a beneficial stockholder, your broker, bank or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares. If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan in accordance with the plan’s governing documents and applicable law.

5.	How is Kraft Heinz distributing proxy materials?

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about March 3, 2016, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure Web site. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials free of charge to any stockholder who requests copies by using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada;

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at sendmaterial@proxyvote.com with the 16 digit control number in the subject line. Your e-mail must include the following information:

•	the 16-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.

These materials are also available at https://materials.proxyvote.com/500754.

7.	What is the quorum requirement?

A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

8.	What vote is needed to elect directors?

Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.

Under our Guidelines, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration. The Governance Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. In contested elections, the voting standard is a plurality of votes cast.

9.	What vote is needed to approve the other proposals?

Approval of each proposal, other than the election of directors, requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the meeting; provided that in the case of Proposal 3 (Advisory Vote on the Frequency of an Executive Compensation Vote), if no option receives a majority of votes present, the outcome shall be determined by a plurality of votes present. Abstentions and broker non-votes are not considered as votes cast and will have no effect on the matter.

10.	How do I vote my shares?

If you are a registered stockholder, you may vote:

•	via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on April 20, 2016;

•

by telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on April 20, 2016;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Thursday, April 21, 2016; or

•	in person at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.

If you hold your shares in street name, you may vote:

•

via the Internet at www.proxyvote.com (16-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.

11.	What are broker non-votes?

As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Proposal 5) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Proposal 5, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.

12.	I am a current/former Kraft or Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Foods Group, Inc. Thrift/TIP 401(k) Plans and/or the Kraft Canada Inc. Pension and Savings Program. Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Kraft Heinz Stock Fund account(s). Your vote directs the plan(s) trustee(s) how to vote the shares allocated to your Kraft Heinz Stock Fund account(s).

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Heinz Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on April 18, 2016. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered stockholders described in Question 10 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Kraft Heinz Stock Fund account(s) at the meeting.

13.	May I change or revoke my vote?

Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at The Kraft Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

14.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses.

15.	What is “Householding”?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Kraft Heinz common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered stockholder or hold your shares in an employee benefit plan, we sent you and each registered or plan stockholder at your address separate Notices or sets of proxy materials.

16.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

17.	Who counts the votes?

Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions will act as the inspector of election and will certify the results.

18.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before April 27, 2016. The Form 8-K will be available at http://ir.kraftheinzcompany.com/sec.cfm and on the SEC’s Web site at www.sec.gov.

19.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form or notice). Requests for admission tickets will be processed in the order in which they are received and must be requested no later than April 15, 2016. Stockholders may direct questions about the admission tickets to annualmeeting@KraftHeinzCompany.com or by calling 1-847-646-5494. Due to space constraints and other security considerations, we are not able to admit the guests of either stockholders or their legal proxy holders. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition to an admission ticket, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

Security measures may include bag search, metal detector and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices is strictly prohibited.

20.	May I ask questions at the Annual Meeting?

Yes. Stockholders may ask questions and make remarks related to the matters being voted on as those matters are presented. If time permits, stockholders’ questions and comments of a more general nature may be addressed after the adjournment of the Annual Meeting.

2017 ANNUAL MEETING OF STOCKHOLDERS

We presently anticipate that the 2017 annual meeting of stockholders will be held on or about April 19, 2017.

Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2017 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s written notice of nomination or proposal on or after November 22, 2016 and on or before December 22, 2016. If we change the date of an annual meeting by more than 30 days before or more than 60 days after the date of the previous year’s annual meeting, then we must receive this written notice no later than 120 days, and no earlier than 150 days, before the date of that annual meeting or, if the first public announcement of the date of an annual meeting is less than 120 days prior to the date of such annual meeting, then we must receive this written notice no later than the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of the release date of our proxy statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2017 proxy statement, we must receive a stockholder’s submission of a proposal on or before the close of business on November 3, 2016.

Stockholders should mail all nominations and proposals to our Corporate Secretary at The Kraft Heinz Company, One PPG Place, Pittsburgh, Pennsylvania 15222. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address.

March 3, 2016	James J. Savina
Senior Vice President, Global General Counsel and Corporate Secretary

Appendix A

THE KRAFT HEINZ COMPANY

2016 OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose. The purpose of The Kraft Heinz Company 2016 Omnibus Incentive Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Subsidiaries, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s stockholders and, in general, to further the best interests of the Company and its stockholders.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“3G” shall mean 3G Global Food Holdings, LP and its Affiliates.

“Act” shall mean the Securities Exchange Act of 1934. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” shall mean, as to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with, such person or entity, or any person or entity in which any other person or entity has a significant equity interest, in either case as determined by the Committee.

“Applicable Exchange” means NASDAQ or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Award” shall mean any Option, SAR, award of Restricted Stock, Restricted Stock Units, Deferred Stock, annual or long-term Performance Award, Investment Rights, Other Stock-Based Award or Cash-Based Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein or determined by the Committee from time to time in its sole discretion.

“Award Agreement” shall mean an agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Berkshire” shall mean Berkshire Hathaway Inc. and its Affiliates.

“Blackout Period” means a period when a Participant is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements or the Company’s insider trading policy or other applicable policy or requirement of the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, for any Participant, the meaning given to such term in an employment agreement or Award Agreement, or in the absence of an employment agreement or Award Agreement (or if an employment agreement or Award Agreement does not define such term or a similar term) it shall mean with respect to such Participant any of the following: (i) the continued failure of such Participant to perform any portion of his or her duties, (ii) intentional misconduct by such Participant which is or is likely to be injurious to the Company or any of its Subsidiaries, monetarily or otherwise, (iii) such Participant’s indictment for, or conviction of, a felony (including a plea of nolo contendere), (iv) such Participant’s negligent performance of his or her duties, (v) any material breach by such Participant of the terms of this Plan, an Award Agreement, an employment agreement or any other agreement with the Company or any of its Subsidiaries to which such Participant is a party, (vi) a violation of the Company’s written policies regarding ethical business practices or any other serious violation of any written policy of the Company or any of its Subsidiaries; provided that in all instances “Cause” shall include a Participant’s resignation in circumstances where Cause (as defined herein or if applicable, in an employment agreement or Award Agreement) exists.

“Cash-Based Award” means an Award granted pursuant to Section 12(b) of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

“Change in Control” shall mean the occurrence of:

(i) any “person” (as defined in Section 13(d) of the Act) (other than 3G, Berkshire, the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in an investment fund sponsored by 3G);

(ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Act), in each case other than the Board;

(iv) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

“Company” shall mean The Kraft Heinz Company.

“Consultant” means a person or corporation engaged by the Company to provide services for an initial, renewable or extended period of 12 months or more.

“Covered Employee” means an individual who is (i) a “covered employee” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be a “covered employee” with respect to the taxable year of the Company in which any applicable Award will be paid.

“Deferred Stock” shall mean a right to receive Shares or other Awards or a combination thereof at the end of a specified deferral period granted under Section 9.

“Dividend Equivalent” means a right, granted to a Participant under the Plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to Shares.

“Effective Date” shall mean the date of the Plan’s approval by the Board, subject to the approval of the Plan by the stockholders of the Company.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, (A) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or the prior trading day or, if there were no sales on such dates, on the closest preceding date on which there were sales of Shares or (B) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“Investment Rights” shall mean an Award granted pursuant to Section 11 of the Plan.

“Investment Rights Notice” shall mean the document(s) provided to a Participant evidencing an Award of Investment Rights to such Participant and setting forth the terms and conditions thereof, including the number Shares covered by such award, the per Share and aggregate purchase price for such Shares and the period during which the Participant may exercise the right to purchase such Shares.

“NASDAQ” means the National Association of Securities Dealers Automatic Quotation System.

“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 12(a) of the Plan.

“Participant” shall mean the recipient of an Award granted under the Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Formula” means, for a Performance Period, one or more objective formula(e) applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are measured or must be satisfied.

“Plan” shall mean The Kraft Heinz Company 2016 Omnibus Incentive Plan, as the same may be amended from time to time.

“Restricted Stock” shall mean any Share granted under Section 8.

“Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive one Share or the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

“Rule 16b -3” means Rule 16b -3 under Section 16(b) of the Act as then in effect or any successor provision.

“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

“Securities Act” means the Securities Act of 1933 and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Service” shall mean the active performance of services for the Company or a Subsidiary by a person who is an employee or director of the Company or a Subsidiary. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.

“Shares” shall mean shares of the common stock of the Company.

“Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transfer” means: (i) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (ii) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

“Unrestricted Pool” means a number of Shares equal to 5% of the total number of Shares available for issuance set forth in Section 5.

SECTION 3. Eligibility.

(a) Any employee, director, Consultant or other advisor of, or any other individual who provides services to, the Company or any Subsidiary, shall be eligible to be selected to receive an Award under the Plan. Notwithstanding the foregoing, only eligible employees of the Company, its subsidiaries and its parent (as determined in accordance with Section 422(b) of the Code) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b) An individual who has agreed to accept employment by the Company or a Subsidiary shall be deemed to be eligible for Awards hereunder as of the date of such acceptance; provided that vesting and exercise of Awards granted to such individual are conditioned upon such individual actually becoming an employee of the Company or a Subsidiary.

(c) Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of three or more non-employee directors. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall (i) qualify as a “non-employee director” under Rule 16b -3, (ii) qualify as an “outside director” under Section 162(m) of the Code (or, alternatively, the Committee may designate a subcommittee or establish other procedures for purposes of satisfying the requirements of such section) and (iii) meet the independence requirements of the Applicable Exchange. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act or a Covered Employee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Subject to Section 16 of the Plan, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and the rules of the Applicable Exchange), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

(c) Subject to the terms of the Plan and applicable law and the rules of the Applicable Exchange and in addition to those authorities provided in Section 4(b), the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, (A) the exercise or purchase price (if any), (B) any restriction or limitation, (C) any vesting schedule (which for Awards to employees of the Company and its Subsidiaries, except for Awards (1) relating to a number of Shares not to exceed the Unrestricted Pool, (2) Cash-Based Awards, (3) relating to Shares acquired for consideration and (4) Awards subject to vesting in whole or part based on performance criteria, shall provide for full vesting no earlier than 12 months after the applicable grant date, subject to any accelerated vesting and/or exercisability, as applicable, determined by the Committee in an Award Agreement, the Plan or any other applicable arrangement to apply upon the occurrence of a specified event) or (D) any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, taking into consideration the requirements of Section 409A of the Code; (vii) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; (viii) to determine whether an Option is an Incentive Stock Option or Non-Qualified Stock Option; (ix) to modify, extend or renew an Award; provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) solely to the extent permitted by applicable law and the rules of the Applicable Exchange, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options or acquire Shares under the Plan; (xiii) accelerate the vesting or exercisability of, or lapse of restrictions on, any Award at any time; (xiv) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated; and (xv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Participants.

SECTION 5. Shares Available for Awards; Per Person Limitations.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is 18,000,000 Shares (“Plan Share Limit”). The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 18,000,000 (“Plan ISO Limit”). Each Share with respect to which an Option or stock-settled SAR is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and each Share with respect to which any other Award denominated in Shares is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share. With respect to Stock Appreciation Rights settled in Shares, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. If any Option, Stock Appreciation Right, Restricted Stock Unit or Other Stock-Based Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares subject to such Award that were not issued with respect to such Award shall again be available for the purpose of Awards under the Plan without reducing the number of Shares that remain available for issuance. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. For the avoidance of doubt, no Shares that are surrendered, withheld or tendered to the Company in payment of the exercise price of an Option or any taxes required to be withheld in respect of any Award shall again become available to be delivered pursuant to Awards granted under the Plan.

(b) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(c) The following individual Participant limitations shall apply:

(i) The maximum number of Shares subject to (x) any Award of Options or Stock Appreciation Rights or (y) any Award of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant restriction period is subject to the attainment of Performance Goals in accordance with Section 10 which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares individually for any such type or in the aggregate (the “Annual Individual Plan Share Limit”). If a Stock Appreciation Right is granted in tandem with an Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii) In the case of Awards that are subject to the attainment of Performance Goals in accordance with Section 10 and that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit.

(iv) The maximum value of a cash payment made under a Performance Award (other than an award based on the Fair Market Value of a Share) which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(d) Changes

(i) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (A) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (B) any merger or consolidation of the Company or any Affiliate, (C) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares, (D) the dissolution or liquidation of the Company or any Affiliate, (E) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (F) any other corporate act or proceeding.

(ii) Subject to the provisions of Section 5(d)(iv), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Event”), then the Committee shall appropriately adjust (A) the number and/or kind of shares that thereafter may be issued under the Plan, (B) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (C) the purchase price thereof. In addition, subject to Section 5(d)(iv), if there shall occur any change in the capital structure or the business of the Company that is not a Corporate Event (an “Other Extraordinary Event”), including by reason of any ordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 5(d) shall be consistent with the applicable Corporate Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 5(d) or in the applicable Award Agreement, a Participant shall have no rights by reason of any Corporate Event or any Other Extraordinary Event.

(iii) Fractional shares of Shares resulting from any adjustment in Awards pursuant to Section 5(d)(i) or Section 5(d)(ii) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(iv) In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (A) cashing-out such Awards upon the date of consummation of the Acquisition Event by providing for a cash payment to the holder of such Awards, including in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, (B) cancelling or terminating any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value of a share subject to such Option or SAR without any payment or consideration therefor or (C) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards, or delivering notice of termination to each Participant at least 5 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 5(d)(iv), then the provisions of Section 5(d)(ii) and Section 14 shall apply.

(e) Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f) Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law and the rules of the Applicable Exchange.

(g) The aggregate fair market value of Awards that may be granted under the Plan to non-employee members of the Board for service in such capacity in any fiscal year shall not exceed $750,000 (which, in the case of Options, shall be determined based on the grant date fair value of such stock options and, in the case of other stock-based awards, shall be determined based on the Fair Market Value of the underlying Shares on the grant date), subject to adjustment as provided in Section 5(d).

SECTION 6. Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the 100% (or 110% in the case of an Incentive Stock Option granted to a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent, determined in accordance with Section 422 of the Code) of the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such Option shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) To the extent vested and exercisable, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The partial exercise of an Option shall not cause the expiration, termination or cancelation of the remaining portion thereof. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold Shares issuable upon exercise of the Option, or by payment in full or in part in the form of Shares owned by the Participant, based on the Fair Market Value of the Shares on the payment date as determined by the Committee). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the Applicable Exchange. To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

SECTION 7. Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to specific Options granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, if the term of a SAR held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such SAR shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

SECTION 8. Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or Dividend Equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(d) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Restricted Stock Units. The entitlements on such Dividend Equivalents will not be available until the vesting of the Award of Restricted Stock Units.

(e) If the Committee intends that an Award under this Section 8 shall constitute or give rise to “qualified performance-based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 10, including without limitation, the Performance Goals and the Award limitation set forth therein, and any such Award shall be considered a Performance Award for purposes of the Plan.

SECTION 9. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a) Deferred Stock shall be settled upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(b) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Deferred Stock. The entitlements on such Dividend Equivalents will not be available until the expiration of the deferral period for the Award of Deferred Stock.

SECTION 10. Performance Awards.

(a) The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Awards in respect of such Performance Period. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is a Restricted Stock Unit or is payable in shares of Restricted Stock, such shares shall be transferable to the Participant or such Restricted Stock Unit shall vest only upon attainment of the relevant Performance Goal in accordance with Section 8. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 10(b)(iv).

(b) Terms and Conditions. Performance Awards awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 10(b) are achieved and the percentage of each Performance Award that has been earned. The Committee shall calculate and certify in writing that amount of the Performance Awards earned for the Performance Period based upon the Performance Formula applied against the relevant Performance Goal(s). The Committee shall then determine the actual amount of each Participant’s Performance Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 10(b)(ii).

(ii) Negative Discretion. In determining the actual amount of an individual Performance Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(iii) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(iv) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) the impact of any of the following that the Committee determines to be appropriate: (A) corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, (B) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (C) an event either not directly related to the operations of the Company or any of its Affiliates or not within the reasonable control of the Company’s management, (D) a change in tax law or accounting standards required by generally accepted accounting principles, or (E) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) Dividends/Dividend Equivalents. Unless otherwise determined by the Committee in an Award Agreement, amounts equal to dividends declared during the Performance Period with respect to the number of Shares covered by a Performance Award or any Dividend Equivalents will not be paid to the Participant. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of the applicable Performance Period. A Participant shall be eligible to receive dividends or Dividend Equivalents in respect of any Performance Award that is payable upon the achievement of Performance Goals only to the extent that the Performance Goals for the relevant Performance Period are achieved.

(d) Payment. Following the Committee’s determination in accordance with Section 10(b)(i), the Company shall settle Performance Awards, in such form (including, without limitation, in Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s termination of Service for any reason during the Performance Period for a given

Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

SECTION 11. Investment Rights.

(a) The Committee is hereby authorized to grant Awards of Investment Rights to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) An Award of Investment Rights entitles a Participant to purchase for cash a stated number of Shares, at a stated purchase price that is not less than the Fair Market Value of a Share on the date of grant of the Award, subject to the conditions referenced in Section 11(c). A Participant shall be entitled to exercise the right to purchase such Shares during the period specified in the Investment Rights Notice.

(c) A Participant’s right to exercise Investment Rights covered by an Award granted to such Participant is subject to satisfaction of any and all of the conditions in the Investment Rights Notice (and any such other conditions as may be specified by the Committee).

SECTION 12. Other Stock-Based and Cash-Based Awards.

(a) The Committee is authorized, subject to limitations under applicable law and the rules of the Applicable Exchange, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof, Shares awarded purely as a bonus or in lieu of cash compensation and not subject to restrictions or conditions, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Unless otherwise determined by the Committee in an Award Agreement, the recipient of an Award under this Section 12 shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of any applicable performance period. An Other Stock-Based Award that is in the form of a grant of an equity interest in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, may be granted in exchange for, replacement of, or substitution for an Award previously granted under the Plan (or any predecessor plan) or Substitute Award; provided that, if such Award or Substitute Award is a stock option or a stock appreciation right, then the Other Stock-Based Award granted in exchange, replacement, or substitution thereof, may not have the economic effect of reducing the exercise price or term of such Award or Substitute Award.

(b) The Committee may from time to time grant Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

(c) Notwithstanding any other provision of the Plan, when an Award with an exercise price is granted under the Plan and the exercise of the Award by the Participant may result in the issuance of Shares to the Participant, the exercise price (taking into account any conversion, exchange or other substitutions) of the Award may not be less than the Fair Market Value of a Share on the date of grant of the Award.

SECTION 13. Effect of Termination of Service on Awards. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Subsidiary prior to the end of a performance period or exercise or settlement of such Award.

SECTION 14. Change in Control Provisions. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 5(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash (either on a current basis or, to the extent such right does not subject the Award to the excise tax under Section 409A of the Code, a deferred basis) equal to the excess of the Change in Control Price (as defined below) of the Shares covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 14, “Change in Control Price” shall mean the highest price per Share paid in any transaction related to a Change in Control of the Company.

(c) If and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercisability, vesting or settlement of any Award, the Committee may impose such conditions upon the exercise, vesting and/or settlement of the Award (including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Award be held in escrow and/or remain subject to risks of forfeiture or other conditions) as it shall determine; provided that those risks of forfeiture or other conditions are not in the good faith judgment of the Committee more restrictive than those under the original terms of the Award Agreement and do not result in any violation of Section 409A of the Code. The Committee shall give written notice of any proposed transaction referred to in this Section 14 at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

SECTION 15. General Provisions Applicable to Awards.

(a) Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest (or no interest) on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner other than by will or the law of descent, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person, and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

(f) All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion and/or for the clawing back of any rights or benefits under any Awards as a result of any breaches of any of the foregoing covenants and/or for any reasons specified in the Award Agreement or in any employment or other agreement between the Company or any Subsidiary and the Participant. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (iii) to the extent applicable to the

Participant, otherwise violates any policy adopted by the Company or any of its Subsidiaries relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Subsidiaries as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (A) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (B) a Participant must repay the gain to the Company realized under a previously paid Performance Award or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 15(g) or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Act).

SECTION 16. Amendments and Termination.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the stockholders of the Company, for any purpose whatsoever; provided that all material amendments to the Plan shall require the prior approval of the stockholders of the Company and must comply with the rules of the Applicable Exchange. Examples of the types of amendments that are not material that the Board is entitled to make without stockholder approval include, without limitation, the following:

(i) ensuring continuing compliance with applicable law, the rules of the Applicable Exchange or other applicable stock exchange rules and regulations or accounting or tax rules and regulations;

(ii) amendments of a “housekeeping” nature, which include amendments to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(iii) changing the vesting provision of the Plan or any Award (subject to the limitations for Awards subject to Section 10(b));

(iv) waiving any conditions or rights under any Award (subject to the limitations for Awards subject to Section 10(b));

(v) changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(vi) adding a cashless exercise feature payable in securities, where such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(viii) changing the process by which a Participant who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of written notice of exercise provided to the Company and the place where such payments and notices must be delivered; and

(ix) delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

(b) Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the stockholders of the Company under any applicable securities laws or requirements or the rules of the Applicable Exchange shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of stockholders shall be required for:

(i) an increase in the Plan Share Limit or the Plan ISO Limit;

(ii) any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under Section 5(d)(i) or Section 5(d)(ii)) or amendment that reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the Plan or that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval);

(iii) an increase in the limits on Awards that may be granted to any Participant under Section 5;

(iv) an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiration date thereof;

(v) permitting Options granted under the Plan to be Transferrable other than for normal estate settlement purposes;

(vi) any amendment to the plan amendment provisions set forth in this Section 16 which is not an amendment within the nature of Section 16(a)(i) or Section 16(a)(ii), unless the change results from application of Section 5(d)(i) or Section 5(d)(ii); and

(vii) change the class of employees or other individuals eligible to participate in the Plan.

Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of a Participant may be made without the consent of the Participant except to the extent that such change is required to comply with applicable law, the rules and regulations of the Applicable Exchange or accounting or tax rules and regulations.

SECTION 17. Miscellaneous.

(a) The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

(b) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(c) The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

(d) Without limiting the generality of Section 17(c), subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(f) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or the applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(h) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(i) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(l) Unless otherwise determined by the Committee, as long as the Shares are listed on a national securities exchange including the Applicable Exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the

Company shall be of the opinion that any sale or delivery of Shares pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(m) No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

(n) All elections and transactions under the Plan by persons subject to Section 16 of the Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

(o) The Plan and each Award Agreement shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

SECTION 18. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, which is the date of adoption by the Board, subject to the approval of the Plan by the stockholders of the Company.

SECTION 19. Term of the Plan. No Award shall be granted under the Plan after ten years from the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 20. Section 409A of the Code.

(a) The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(b) Notwithstanding the foregoing, the Company does not make any representation to any Participant or beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.

SECTION 21. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Exhibit A

Performance Goals

Performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, which may include performance relative to the Company’s peers or those of the Company’s Affiliates or to the industry or industries in which the Company and/or its Affiliates operates:

•	earnings per share;

•	net earnings;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including free cash flow, operating cash flow and cash flow return on investment);

•	gross profit;

•	profit before taxes;

•	operating profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization (EBITDA);

•	adjusted EBITDA;

•

net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt, and income tax expense, and excluding the impact of share-based compensation, other operating income (expense), net, and any other identified costs associated with nonrecurring projects.

•	earnings ratios;

•	return on equity;

•	return on assets or net assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth or product revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales, net sales, or market share (in the aggregate or by segment);

•	reduction in costs;

•	total shareholder return;

•	economic value added;

•	customers or customer growth;

•	inventory turnover;

•	receivable turnover;

•	financial return ratios;

•	customer satisfaction surveys;

•	productivity;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or that of any of its Affiliates or other long-term or short-term public or private debt or other similar financial obligations of the Company or any of its Affiliates, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	improvement in or attainment of expense levels or working capital levels;

•	the fair market value of a Share;

•	Share price (including, but not limited to, growth in Share price);

•	comparisons with various stock market indices;

•	product unit and pricing targets;

•	level or amount of acquisitions;

•	enterprise value;

•	book, economic book or intrinsic book value (including book value per share);

•	leverage ratio;

•	credit rating;

•	implementation or completion of critical projects;

•	the growth in the value of an investment in the Share assuming the reinvestment of dividends;

•	reduction in operating and/or other expenses;

•	days sales outstanding;

•	operational, safety and/or quality metrics measured by the Company or any of its Affiliates; or

•	Product innovation.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence, or of any item, reflected in Section 10(b)(iv) of the Plan that the Committee determines should be appropriately excluded or adjusted.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria.

THE KRAFT HEINZ COMPANY ONE PPG PLACE PITTSBURGH, PA 15222

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING ADMISSION

In order to attend the meeting, you must obtain an admission ticket by going to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M99328-P72407-Z67086 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE KRAFT HEINZ COMPANY
The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1.

1.	Election of Directors:	For	Against	Abstain

	1a. Gregory E. Abel 1b. Alexandre Behring 1c. Warren E. Buffett 1d. John T. Cahill 1e. Tracy Britt Cool 1f. Jeanne P. Jackson 1g. Jorge Paulo Lemann 1h. Mackey J. McDonald	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
								For	Against	Abstain
						1i. John C. Pope		☐	☐	☐
						1j. Marcel Herrmann Telles		☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.
					2.	Advisory vote to approve executive compensation.		☐	☐	☐
					The Board of Directors recommends a vote of 1 YEAR on Proposal 3.		1 Year	2 Years	3 Years	Abstain
					3.	Advisory vote on the frequency of an executive compensation vote.	☐	☐	☐	☐

					The Board of Directors recommends a vote FOR Proposals 4 and 5.			For	Against	Abstain
For address change/comments, mark here. (see reverse for instructions)				☐	4.	Approval of The Kraft Heinz Company 2016 Omnibus Incentive Plan.		☐	☐	☐
					5.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2016.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE KRAFT HEINZ COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 21, 2016

11:00 a.m. EDT

Offices of Reed Smith LLP

225 Fifth Ave.

Pittsburgh, PA 15222

If you would like to attend the Annual Meeting, you must obtain an admission ticket in advance as described in more detail in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M99329-P72407-Z67086

THE KRAFT HEINZ COMPANY

Annual Meeting of Stockholders

April 21, 2016 11:00 a.m. EDT

This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2016.

The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2, 4 and 5, and “1 YEAR” on Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint James J. Savina and Chris H. Anderson and each or either of them with full power of substitution, to vote the shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof. In addition, if you are a current or former Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Foods Group, Inc. Thrift/TIP 401(k) Plans and/or the Kraft Canada Inc. Pension and Savings Program, on February 22, 2016, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on April 18, 2016, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Heinz Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). If you are a participant in the Altria Deferred Profit-Sharing Plan for Hourly Employees, the Altria Deferred Profit-Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the MillerCoors LLC Employees’ Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on April 18, 2016, the trustees will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Address changes/comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side